Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

GREAT LAKES DREDGE & DOCK CORPORATION

at

An Offer Price of $17.00 per Share in Cash

by

HURON MERGECO., INC.,

a wholly owned subsidiary

of

SALTCHUK RESOURCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME ON MARCH 31, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Huron MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”), is offering to purchase (the “Offer”) all of the issued and outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD”), for $17.00 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Agreement and Plan of Merger, dated as of February 10, 2026, by and among GLDD, Parent and Purchaser (together with any amendments or supplements thereto, the “Merger Agreement”), the Offer Price will be paid subject to any required tax withholdings and without interest.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted by the Merger Agreement, waiver of certain conditions, Purchaser will be merged with and into GLDD, without a meeting, vote or any further action of GLDD’s stockholders (“GLDD Stockholders”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Purchaser will cease and GLDD will survive the merger as a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”, such merger, the “Merger” and the Merger, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The date and time at which the Merger becomes effective is referred to in this Offer to Purchase as the “Effective Time”. Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted by the Merger Agreement, waiver of the conditions of the Offer, Purchaser will, and Parent will cause Purchaser to, (i) immediately, and in no event later than 8:30 a.m. New York City time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date (as defined below), irrevocably accept for purchase and payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (such acceptance, the “Offer Closing”, and the date and time at which the Offer Closing occurs, the “Acceptance Time”) and (ii) pay (subject to any

i

required tax withholdings) for all such Shares as promptly as practicable (and in any event within two (2) business days) after the Acceptance Time.

The Offer and withdrawal rights are scheduled to expire at one minute past 11:59 p.m. New York City time on March 31, 2026 (the “Expiration Date”), unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action required by any party to the Merger Agreement or any GLDD Stockholder, each Share issued and outstanding immediately prior to the Effective Time other than Shares (i) held by GLDD in treasury or owned of record by GLDD or any subsidiary of GLDD and Shares owned of record by Parent, Purchaser (including Shares irrevocably accepted for payment by Purchaser in the Offer) or any of their respective wholly-owned subsidiaries (in each case, other than those held on behalf of any third party) shall be canceled and cease to exist, with no payment being made with respect thereto, and (ii) held by any GLDD Stockholders who have properly demanded appraisal rights of such Shares under, and who comply in all respects with, Section 262 of the DGCL and have not validly revoked such demand, will automatically be converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any applicable withholding taxes (the “Merger Consideration”).

After careful consideration, the board of directors of GLDD (the “GLDD Board”) has unanimously: (i) determined that it is in the best interests of GLDD and GLDD Stockholders for GLDD to enter into the Merger Agreement and declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, (ii) approved the execution, delivery and performance of, and adopted, the Merger Agreement and the consummation of the Transactions, including the Merger and the Offer, in accordance with the DGCL, (iii) resolved that the Merger shall be effected under and governed by Section 251(h) of the DGCL, and (iv) recommended that GLDD Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is subject to various conditions including, among others, the Minimum Tender Condition. See “The Tender Offer—Section 15. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transactions, passed upon the merits or fairness of the Transactions or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

March 4, 2026

ii

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares” of this Offer to Purchase prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

iii

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Agreement and Plan of Merger, dated as of February 10, 2026, by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (“GLDD”), Huron MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”) (together with any amendments or supplements thereto, the “Merger Agreement”), this Offer to Purchase, the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other materials related to Purchaser’s offer to purchase (the “Offer”) all of the issued and outstanding shares of common stock, par value $0.0001 per share (“Shares”), of GLDD for $17.00 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. You are urged to read this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer carefully and in their entirety. Additionally, below are some questions that you, as a stockholder of GLDD (“GLDD Stockholder”), may have, and answers to those questions. Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase.

Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent as the context requires.

Securities Sought	All issued and outstanding Shares.
Price Offered Per Share	The Offer Price, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal, subject to any required tax withholdings and without interest.
Scheduled Expiration Date	The Offer and withdrawal rights are scheduled to expire at one minute past 11:59 p.m. New York City time on March 31, 2026, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.
Purchaser	Huron MergeCo., Inc., a Delaware corporation and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation.
GLDD Board Recommendation	The board of directors of GLDD (the “GLDD Board”) unanimously recommended that GLDD Stockholders accept the Offer and tender their Shares pursuant to the Offer.

WHO IS OFFERING TO BUY MY SHARES?

•

Purchaser is Huron MergeCo., Inc. Purchaser is offering to buy your Shares. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

•	Parent is Saltchuk Resources, Inc. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

•

Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHO CAN PARTICIPATE IN THE OFFER?

•	The Offer is open to all holders and beneficial owners of the Shares.

DOES PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ALREADY BENEFICIALLY OWN SHARES?

•	Parent, Purchaser and their respective affiliates do not own any Shares. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

Purchaser is offering to pay you $17.00 per Share in cash, without interest and subject to any required tax withholdings, upon the terms and subject to the conditions contained in this Offer to Purchase and the related Letter of Transmittal. See the “Introduction” and “The Tender Offer—Section 1. Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because it wants to acquire control of, and ultimately own, all of the issued and outstanding Shares. Following the consummation of the Offer, we intend to complete the Merger as soon as practicable. Upon completion of the Merger, GLDD will become a wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), after the consummation of the Merger. See “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD,” “The Tender Offer—Section 13. Certain Effects of the Offer” and “The Tender Offer—Section 1. Terms of the Offer.”

IS THERE A MINIMUM NUMBER OF SHARES THAT MUST BE TENDERED IN ORDER FOR YOU TO PURCHASE ANY SHARES?

•

Yes. The obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the various conditions set forth in “The Tender Offer—Section 15. Conditions of the Offer,” including the “Minimum Tender Condition” (as defined herein). The “Minimum Tender Condition” means that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares owned, directly or indirectly, by Parent, Purchaser and any of their respective wholly-owned subsidiaries, shall equal at least one (1) Share more than a majority of the issued and outstanding Shares as of the expiration of the Offer, which, for this calculation, will exclude tendered Shares not yet “received” (within the meaning of Section 251(h) of the DGCL).

•

A more detailed discussion of the Minimum Tender Condition is contained in the “Introduction,” “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	Consummation of the Offer is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions set forth in the Merger Agreement, including, but not limited to:

1.	the Minimum Tender Condition;

2.

the waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or been terminated as of the expiration of the Offer;

3.

no governmental entity shall have issued or entered any judgment, order, stipulation, settlement, injunction or decree that is in effect and that enjoins or prohibits the making of the Offer or the consummation of the Offer or the Merger;

4.	the accuracy of the representations and warranties of GLDD set forth in the Merger Agreement (subject to certain exceptions and qualifications described in the Merger Agreement);

5.

GLDD’s performance and compliance in all material respects with its agreements and covenants contained in the Merger Agreement that are required to be performed or complied with by it at or prior to the Acceptance Time (as defined herein);

6.

Parent and Purchaser receiving a certificate on behalf of GLDD, signed by an executive officer of GLDD and dated as of the Acceptance Time, to the effect that the conditions referenced in clauses (4) and (5) above and clause (7) below have been satisfied;

7.	no GLDD Material Adverse Effect (as defined herein) shall have occurred since the date of the Merger Agreement; and

8.	the Merger Agreement not being terminated in accordance with its terms (collectively, (1) through (8), the “Offer Conditions”).

•	The Offer is not subject to any financing conditions.

•	A more detailed discussion of the Offer Conditions is contained in the “Introduction,” “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. GLDD, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides for, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement.”

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

•

Yes. Parent and Purchaser estimate that the total amount of funds required from Parent and Purchaser to purchase all Shares pursuant to the Offer, consummate the Merger and otherwise satisfy their respective obligations under the Merger Agreement (including payments for the settlement and cancellation of GLDD RSU Awards (as defined below), repayment of GLDD indebtedness and payment of associated breakage costs, payment of retention and other bonus payments to GLDD employees) and pay associated estimated fees and expenses is approximately $1,621.1 million. Parent and Purchaser expect to fund such payments from a combination of Parent’s available cash, borrowings under either Parent’s existing credit facilities and a committed unsecured bridge credit facility or from a refinancing and upsize of Parent’s existing credit facilities. To the extent required, Parent will provide Purchaser with sufficient funds to satisfy Purchaser’s obligations. No alternative arrangements or alternative financing plans have been made. See “The Tender Offer—Section 9. Source and Amount of Funds,” “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Financing” and “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No, we do not believe it is relevant because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price), subject to any required tax withholdings; and

•

we have all of the financial resources, including committed corporate loan facilities and cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

•	See “The Tender Offer—Section 9. Source and Amount of Funds” and “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Financing.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

Pursuant to the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. New York City time on March 31, 2026. You will have until one minute after 11:59 p.m. New York City time on March 31, 2026, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date as so extended. See “The Tender Offer—Section 4. Withdrawal Rights” and “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. The Merger Agreement provides that, subject to the parties’ termination rights under the Merger Agreement, (i) Purchaser may, in its sole discretion, and without the consent of GLDD or any other person, extend the Offer on one (1) or more occasions, for additional periods of up to ten (10) business days per extension (or such longer period as the parties thereto may agree), if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or waived by Purchaser or Parent, in order to permit such Offer Condition to be satisfied, except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than the Offer Conditions that by their nature are only satisfied as of the Acceptance Time so long as such conditions would be satisfied if the Acceptance Time were to then occur) then Purchaser shall not be permitted to extend the Offer more than four (4) times in the aggregate, (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by applicable law, or by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer, and (iii) if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or, if permitted by the Merger Agreement, waived by Parent or Purchaser at such time, then if requested by GLDD, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods of ten (10) business days per extension (or such other period as the parties may agree), except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than conditions that by their nature are only to be satisfied at the Acceptance Time, so long as such conditions would be satisfied if the Offer were to then expire), Purchaser is not required to, and Parent is not required to cause Purchaser to, further extend the Offer more than four (4) times in the aggregate; provided that Purchaser is not required to, and Parent is not required to cause Purchaser to, extend the Offer beyond the Outside Date (as defined in the Merger Agreement) or the date the Merger Agreement is validly terminated in accordance with the terms thereof.

•	See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Extensions of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m. New York City time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

•	No. Pursuant to Section 251(h) of the DGCL, we expect to complete the Merger as soon as practicable on the same business day as the Acceptance Time without a subsequent offering period.

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by (i) delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent, or (ii) for Shares held in book-entry form, delivering a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, in each case, not later than the Expiration Date as further described in “The Tender Offer—Section 3. Procedures for Tendering Shares”. The Letter of Transmittal is enclosed with this Offer to Purchase.

•

If you hold your Shares in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), in order to tender your Shares in the Offer you must contact the institution that holds your Shares and give instructions that your Shares be tendered no later than the Expiration Date. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of (i) certificates for such Shares and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares, or (ii) a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or an Agent’s Message (as defined herein) in lieu of a Letter of Transmittal) for Shares held in book-entry form, in each case, as described in “The Tender Offer—Section 3. Procedures for Tendering Shares.” See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

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You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. New York City time on March 31, 2026 or the date to which Purchaser further extends the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after May 3, 2026, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES THE GLDD BOARD THINK OF THE OFFER?

•	After careful consideration, the GLDD Board has unanimously recommended that you accept the Offer and tender your Shares pursuant to the Offer.

•

GLDD’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which it has filed with the Securities and Exchange Commission on March 4, 2026. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote or meeting by GLDD Stockholders under the DGCL.

•

If the Merger occurs, GLDD will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than Shares (i) held by GLDD in treasury or owned of record by GLDD or any subsidiary of GLDD, and Shares owned of record by Parent, Purchaser (including Shares irrevocably accepted for payment by Purchaser in the Offer) or any of their respective wholly-owned subsidiaries (in each case, other than those held on behalf of any third party), which shall be canceled and cease to exist, with no payment being made with respect thereto and (ii) held by GLDD Stockholders who have properly demanded appraisal rights of such Shares under, and who comply in all respects with, Section 262 of the DGCL and have not validly revoked such demand) will automatically be converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding (the “Merger Consideration”). For more information, see the “Introduction” below.

•

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable on the same business day as the Acceptance Time. See the “Introduction” below and “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—The Merger Closing and Effective Time,” “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD—Merger Without a Stockholder Vote” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

IF THE OFFER IS COMPLETED, WILL GLDD CONTINUE AS A PUBLIC COMPANY?

•

No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which GLDD will be a wholly owned subsidiary of Parent, the Shares will be delisted from Nasdaq, GLDD’s obligations to file periodic reports under the Exchange Act will be terminated, and GLDD will be privately held. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Merger Consideration, which is the same amount as if you had tendered your Shares in the Offer (i.e., the Offer Price).

•

Subject to the satisfaction or waiver of the Offer Conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

•

Following the Offer, Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On March 3, 2026, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $16.98, which represents a 0.1% discount to the Offer Price of $17.00 per Share. See “The Tender Offer—Section 6. Price Range of Shares.”

•

The Offer Price of $17.00 per Share represents a premium of twenty-five percent (25%) to the volume-weighted average price for the 90-day period prior to February 10, 2026, the last full trading day before Parent, Purchaser and GLDD publicly announced their entry into the Merger Agreement.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

•

If the Offer Conditions as set forth in the “Introduction” and “The Tender Offer—Section 15. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Offer Price, without interest and subject to any required tax withholdings, as promptly as practicable following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within two (2) business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

WILL I BE TAXED ON CASH RECEIVED IN EXCHANGE FOR SHARES PURSUANT TO THE OFFER OR THE MERGER?

•

In general, the exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax considerations generally applicable to the Offer and the Merger.

•

If you are a Non-U.S. Holder (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States described in detail below, but you may be subject to backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from backup withholding tax.

See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax considerations generally applicable to the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences of the Offer and Merger to holders or beneficial owners of GLDD RSU Awards with respect to such GLDD RSU Awards is not discussed herein, and such holders and beneficial owners of GLDD RSU Awards are encouraged to consult their own tax advisors regarding such tax consequences.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available to GLDD Stockholders in connection with the Offer. However, if the Offer is successful and the Merger is consummated, GLDD Stockholders and beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Purchaser accepts properly tendered Shares for purchase and did not otherwise waive their appraisal rights), (ii) comply with the applicable requirements and procedures of Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. GLDD Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price (which is the same value as the Merger Consideration) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent, Purchaser and GLDD may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

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Any GLDD Stockholder or beneficial owner of Shares who desires to exercise appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by GLDD Stockholders or beneficial owners of Shares desiring to demand any appraisal rights under Delaware law. The preservation and demand of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by GLDD. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

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If you tender your Shares in the Offer, you will not be entitled to demand appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call the Information Agent, toll-free at (800) 322-2885. See the back cover of this Offer to Purchase.

To All Holders of Shares of

Great Lakes Dredge & Dock Corporation

INTRODUCTION

Purchaser, a wholly owned subsidiary of Parent, is making the Offer to acquire all issued and outstanding Shares for the Offer Price, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. Subject to the terms of the Merger Agreement, the Offer Price will be paid subject to any required tax withholdings and without interest. The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted by the Merger Agreement, waiver of certain conditions, Purchaser will be merged with and into GLDD, without a meeting, vote or any further action of GLDD Stockholders in accordance with Section 251(h) of the DGCL, whereupon the separate existence of Purchaser will cease and GLDD will survive the merger as a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”, such merger, the “Merger” and the Merger, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The date and time at which the Merger becomes effective is referred to in this Offer to Purchase as the “Effective Time”. Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted by the Merger Agreement, waiver of the Offer Conditions, Purchaser will, and Parent will cause Purchaser to, (i) immediately, and in no event later than 8:30 a.m. New York City time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date, irrevocably accept for purchase and payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (such acceptance, the “Offer Closing”, and the date and time at which the Offer Closing occurs, the “Acceptance Time”) and (ii) pay (subject to any required tax withholdings) for all such Shares as promptly as practicable (and in any event within two (2) business days) after the Acceptance Time.

If your Shares are registered in your name and you tender your Shares directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should consult with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Purchaser will not be required to accept for payment or, prior to the Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, if:

(i)	prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied or waived in writing by Parent as of the Expiration Date; or

(ii)	any of the conditions set forth in “The Tender Offer—Section 15. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date.

If the Merger Agreement has been validly terminated in accordance with the termination provisions therein, Purchaser will, and Parent will cause Purchaser to, promptly (and in no event more than one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) irrevocably and unconditionally terminate the Offer (prior to the Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) and not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of the Merger Agreement, Purchaser will promptly return, and shall cause the Depositary and Paying Agent to return, in accordance with applicable laws, all tendered Shares to the registered holders thereof.

Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion to the extent permitted by applicable law (other than the Minimum Tender Condition, which may be waived by Purchaser only with the prior written consent of GLDD, or the Competition Laws Condition (as defined herein), the Injunction Condition (as defined herein) or the Termination Condition (as defined herein)). See “The Tender Offer—Section 15. Conditions of the Offer.”

Pursuant to the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. New York City time on March 31, 2026. See “The Tender Offer—Section 1. Terms of the Offer,” “The Tender Offer—Section 15. Conditions of the Offer” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

After careful consideration, the GLDD Board has unanimously: (i) determined that it is in the best interests of GLDD and GLDD Stockholders for GLDD to enter into the Merger Agreement, and declared the Merger Agreement and the Transactions, including the Offer and the Merger, advisable, (ii) approved the execution, delivery and performance of, and adopted the Merger Agreement and the consummation of the Transactions, including the Merger and the Offer, in accordance with the DGCL, (iii) resolved that the Merger shall be effected under and governed by Section 251(h) of the DGCL, and (iv) recommended that GLDD Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For reasons considered by the GLDD Board, see the Schedule 14D-9 filed with the Securities and Exchange Commission on March 4, 2026 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to GLDD Stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as may be agreed by Parent, GLDD and Purchaser and specified in the certificate of merger.

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action required by any party to the Merger Agreement or any GLDD Stockholder, each Share issued and outstanding immediately prior to the Effective Time other than Shares (i) held by GLDD in treasury or owned of record by GLDD or any subsidiary of GLDD and Shares owned of record by Parent, Purchaser (including Shares irrevocably accepted for payment by Purchaser in the Offer) or any of their respective wholly-owned subsidiaries (in each case, other than those held on behalf of any third party), which shall be canceled and cease to exist, with no payment being made with respect thereto and (ii) held by any GLDD Stockholders who have properly demanded appraisal rights of such Shares under, and who comply in all respects with, Section 262 of the DGCL and have not validly revoked such demand, will automatically be converted into the right to receive the Merger Consideration.

The Merger Agreement is more fully described in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of GLDD RSU Awards in the Merger. “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of GLDD Stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of GLDD that, absent Section 251(h) of the

DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary and Paying Agent prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of GLDD to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement, and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of GLDD that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that GLDD will not be required to submit the adoption of the Merger Agreement to a vote of GLDD Stockholders. As a result of the Merger, GLDD will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements,” “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD—Merger Without a Stockholder Vote” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

The Merger Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and each document should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. TERMS OF THE OFFER.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted under the Merger Agreement, waiver of certain conditions, Purchaser will be merged with and into GLDD, without a meeting, vote or any further action of GLDD’s Stockholders in accordance with Section 251(h) of DGCL, whereupon the separate existence of Purchaser will cease and GLDD will survive the merger as a wholly owned subsidiary of Parent. Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, Purchaser will (and Parent will cause Purchaser to), (i) immediately following, and in no event later than 8:30 a.m. New York City time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date, irrevocably accept for purchase and payment all Shares validly tendered (and not validly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights”) pursuant to the Offer and (ii) as promptly as practicable after the Acceptance Time (and in any event within two (2) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter), pay for such Shares.

The Offer will expire at one minute after 11:59 p.m. New York City time on March 31, 2026, the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) from commencement of the Offer, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.

Purchaser is offering to pay an Offer Price of $17.00 per Share in cash to you, without interest and subject to any required tax withholdings, upon the terms and subject to the conditions contained in this Offer to Purchase and the related Letter of Transmittal.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 15. Conditions of the Offer.” We may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Pursuant to the Merger Agreement, Purchaser has expressly reserved the right to: (i) increase the amount of cash constituting the Offer Price and/or (ii) waive, in whole or in part, any Offer Condition or modify the terms of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of GLDD, Purchaser may not (and Parent will not permit Purchaser to) (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price (other than as permitted by the Merger Agreement), (c) amend, modify or waive the Minimum Tender Condition, the Competition Laws Condition (as defined herein), the Injunction Condition (as defined herein) and the Termination Condition (as defined herein), (d) add to the Offer Conditions or other conditions of the Offer or amend, modify or supplement any Offer Condition, (e) except as provided in the Merger Agreement with respect to the extension of the Offer, terminate, extend, or otherwise modify the Expiration Date, (f) change the form of consideration payable in the Offer, (g) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to GLDD Stockholders or that would reasonably be expected to cause any delay of Parent or Purchaser to consummate the Offer, or (h) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Merger Agreement provides that (i) Purchaser may, in its sole discretion, and without the consent of GLDD or any other person, extend the Offer on one or more occasions, for additional periods of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may agree), if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or waived by Purchaser or Parent, in order to permit such Offer Condition to be satisfied, except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than the Offer Conditions that by their nature are only satisfied as of the Acceptance Time so long as such conditions would be satisfied if the Acceptance Time were to then occur) then Purchaser shall not be permitted to extend the Offer more than four (4) times in the aggregate and (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by applicable law, or by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer, and (iii) if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or, if permitted by the Merger Agreement, waived by Parent or Purchaser at such time, then if requested by GLDD, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods of ten (10) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such other period as the parties may agree), except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than conditions that by their nature are only to be satisfied at the Acceptance Time, so long as such conditions would be satisfied if the Offer were to then expire), Purchaser is not required to, and Parent is not required to cause Purchaser to, further extend the Offer more than four (4) times in the aggregate; provided that Purchaser is not required to, and Parent is not required to cause Purchaser to, extend the Offer beyond the Outside Date or the date the Merger Agreement is validly terminated in accordance with the terms thereof. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Extensions of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 15. Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c), and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of GLDD Stockholders pursuant to Section 251(h) of the DGCL.

GLDD has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to GLDD Stockholders. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on GLDD’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Subject to the satisfaction or, to the extent permitted, waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 15. Conditions of the Offer,” we will, immediately following, and in no event later than 8:30 a.m. New York City time one (1) business day after the Expiration Date, irrevocably accept for purchase and payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the Acceptance Time (and in any event within two (2) business days), pay for such Shares.

In all cases, payment for Shares tendered and accepted for purchase and payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees in customary form (or, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Exchange Fund (as defined herein) (subject to any required tax withholdings) therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new Shares in book-entry form for the Shares not tendered will be issued), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (i) certificates representing Shares tendered must be properly delivered to the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering GLDD Stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined herein), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined herein) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, and any other required documents, or an Agent’s Message in lieu of the Letter of Transmittal must be transmitted to and received by the Depositary and Paying Agent in accordance with DTC’s procedures prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, GLDD Stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., New York City time, Monday through Friday. GLDD Stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary and Paying Agent after the Expiration Date will be disregarded and of no effect.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the signature on the Letter of Transmittal, in either case, must be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Certificates representing Shares should not be forwarded separately to the Depositary and Paying Agent, and a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY AND PAYING AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.

Other Requirements. Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares, as the case may be, and other documents described above are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the Offer Price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent following the receipt of an Agent’s Message in lieu of the Letter of Transmittal.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of GLDD Stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion (which may be delegated in whole or in part to the Depositary and Paying Agent), which determination will be final and binding, subject to the rights of the tendering GLDD Stockholders to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering GLDD Stockholders to challenge our determination in a court of competent jurisdiction.

Information Reporting and Backup Withholding. Payments made to GLDD Stockholders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s foreign status, or otherwise establish an exemption from information reporting and backup withholding in a manner satisfactory to Purchaser. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the Expiration Date (i.e., at any time prior to one minute after 11:59 p.m. New York City time on March 31, 2026), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after May 3, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” any withdrawal must be arranged through DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering GLDD Stockholders to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of GLDD Stockholders to challenge such decision in a court of competent jurisdiction. None of Purchaser, Parent, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined herein) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to GLDD Stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a GLDD Stockholder in light of its particular circumstances, or that may apply to GLDD Stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined herein) whose functional currency is not the United States dollar, dealers or brokers in stocks, securities, commodities or foreign currency, dealers or traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons that own or have owned (or are deemed to own or have owned under certain constructive ownership rules) 5% or more of the outstanding Shares (by vote or value), stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction or other risk reduction transaction or integrated instrument, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code or as “Section 1244 stock”, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions). In addition, this discussion does not address any tax consequences related to (i) any aspect of the alternative minimum tax, (ii) the U.S. federal gift or estate tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax, or (iii) holders of options or warrants to purchase Shares, similar rights to purchase Shares or restricted stock units.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or an entity classified as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes).

The term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.

If a partnership, or another entity or arrangement classified as a partnership for U.S. federal income tax purposes, is the beneficial owner of Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that beneficially own Shares, and partners or members in those partnerships or other entities or arrangements, are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This summary is for general informational purposes only and is not tax advice. Because individual circumstances may differ, each Holder should consult its own tax advisor as to the applicability and effect of the rules summarized below and the particular tax consequences of the Offer and the Merger to it, including the application and effect of the alternative minimum tax and any U.S. federal, state, local, and non-U.S. tax laws.

Tax Considerations for U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such Shares. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

A U.S. Holder that is an individual, an estate or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax (the “Medicare tax”) on the lesser of: (i) such U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year; and (ii) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its net gains recognized upon a sale of Shares pursuant to the Offer or the Merger, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to any gains in respect of the sale of the Shares pursuant to the Offer or the Merger.

Tax Considerations for Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon exchange of Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder, except that if the

Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case such Non-U.S. Holder generally will be subject to a 30% U.S. federal income tax (or a lower rate under an applicable income tax treaty) on such gain.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger, unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Payments to a Holder pursuant to the Offer or the Merger generally will also be subject to backup withholding (currently, at a rate of twenty-four percent (24%)), unless (i) in the case of a U.S. Holder, such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) in the case of a Non-U.S. Holder, such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders are urged to consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such Holder to the IRS.

FATCA Withholding

Under Sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to certain payments made to (i) a “foreign financial institution” (as specifically defined in the Code, whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a payment is subject to withholding under FATCA, an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, any other withholding tax to which such payment may be subject. Proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. Holders should consult their own tax advisors regarding these requirements and whether they may be relevant to such Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger.

THE FOREGOING DOES NOT SUMMARIZE ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6. PRICE RANGE OF SHARES.

The Shares are traded on Nasdaq under the symbol “GLDD.” GLDD has advised Parent that, it is expected that as of the close of business on March 30, 2026, there will be 67,433,542 Shares issued and outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2025 and December 31, 2024 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter (through March 3, 2026)	$16.98	$13.10

Fiscal Year Ended December 31, 2025	High	Low
First Quarter	$12.44	$7.67
Second Quarter	12.35	8.04
Third Quarter	12.27	10.53
Fourth Quarter	13.89	10.78

Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$9.55	$7.12
Second Quarter	9.65	6.60
Third Quarter	10.79	8.10
Fourth Quarter	12.73	10.72

On March 3, 2026, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $16.98, which represents a 0.1% discount to the Offer Price of $17.00 per Share.

The Offer Price of $17.00 per Share represents a premium of twenty-five percent (25%) to the volume-weighted average price for the 90-day period prior to February 10, 2026, the last full trading day before Parent, Purchaser and GLDD publicly announced their entry into the Merger Agreement.

7. CERTAIN INFORMATION CONCERNING GLDD.

The following description of GLDD and its business was provided by GLDD; for further information on GLDD’s business, see GLDD’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 4, 2025, and GLDD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on February 23, 2026.

GLDD, together with its wholly owned subsidiaries, is a leading provider of dredging services in the United States. The address of GLDD’s principal executive office is 9811 Katy Freeway, Suite 1200, Houston, Texas 77024. The business telephone number of GLDD’s principal executive office is (346) 359-1010.

In connection with our due diligence review of GLDD, GLDD made available to us certain financial information described in Item 4 under the heading “The Solicitation or Recommendation—Certain Financial Projections” of the Schedule 14D-9.

Available Information. The Shares are registered under the Exchange Act. Accordingly, GLDD is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning GLDD’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including GLDD RSU Awards), the principal holders of GLDD’s securities, any material interests of such persons in transactions with GLDD, and other matters is required to be disclosed in proxy statements and periodic reports distributed to GLDD Stockholders and filed with the SEC. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy statements and other information about issuers, such as GLDD, who file electronically with the SEC. The address of that site is https://www.sec.gov. GLDD also maintains an Internet website at https://www.gldd.com (see Investors page). The information contained in, accessible from or connected to GLDD’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of GLDD’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning GLDD contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by GLDD. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning GLDD contained in such documents and records or for any failure by GLDD to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

General. Purchaser is a Delaware corporation with its business address at Huron MergeCo., Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Purchaser is (206) 652-1111. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for any and all of the issued and outstanding Shares and has not engaged in, and does not expect to engage in, any business other than in connection with the Offer and the Merger.

Parent is a Washington corporation with its business address at Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Parent, through its subsidiary business units and operating companies, provides air cargo, marine services, energy distribution, energy shipping, domestic shipping, international shipping and logistics services.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director and each of the executive officers of Parent and Purchaser, as applicable, and certain other information are set forth in Schedule A hereto. We refer to the individuals and entities listed in Schedule A (excluding the Parent and Purchaser) as the “Item 3 Persons.”

During the last five (5) years, none of Parent and Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

None of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser, or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons or any associates of any of the foregoing (i) beneficially owns or has any right to acquire, directly or indirectly, any Shares or (ii) has effected any transaction in the Shares during the past sixty (60) days. As discussed in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Conversion of Shares,” any Shares owned directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be canceled in the Merger for no consideration.

Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, has had any present or proposed material agreement, arrangement, understanding or relationship with GLDD or any of its executive officers, directors, controlling persons or subsidiaries that is required to be reported under the rules and regulations of the Securities and Exchange Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, on the one hand, and GLDD or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO (as amended through the date hereof, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

9. SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required from Parent and Purchaser to purchase all issued and outstanding Shares pursuant to the Offer, consummate the Merger and otherwise satisfy their respective obligations under the Merger Agreement (including payments for the settlement and cancellation of GLDD RSU Awards, repayment of GLDD indebtedness and payment of associated breakage costs, payment of retention and other bonus payments to GLDD employees) and pay associated estimated fees and expenses is approximately $1,621.1 million. Parent and Purchaser expect to fund such payments from either a combination of Parent’s and GLDD’s available cash, borrowings under Parent’s existing credit facilities and a committed unsecured bridge credit facility or from a refinancing and upsize of Parent’s existing credit facilities. To the extent required, Parent will provide Purchaser with sufficient funds to satisfy Purchaser’s obligations. No alternative arrangements or alternative financing plans have been made.

The summaries below do not purport to be complete. The summary of the Parent Credit Agreement (as defined herein) is qualified in its entirety by reference to the full text of the Parent Credit Agreement, a copy of which is filed as Exhibit (b)(2) to the Schedule TO, which is incorporated in this document by reference. Stockholders of GLDD and other interested parties should read the full agreement for a more complete description of the provisions summarized below.

Parent and certain of its subsidiaries are parties to Credit Agreement, dated May 21, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Parent Credit Agreement”), with Bank of America, N.A., as Administrative Agent, L/C Issuer and a Lender, Wells Fargo Bank, N.A., as Swing Line Lender and a Lender, U.S. Bank National Association, as a Lender, JPMorgan Chase Bank, N.A., as a Lender, PNC Bank, National Association, as a Lender, Zions Bancorporation, N.A. d/b/a The Commerce Bank of Washington, as a Lender, WAFD Bank, as a Lender, First Hawaiian Bank, as a Lender, and Bank of Hawaii, as a Lender (each, a “Lender”).

The Parent Credit Agreement presently provides for (i) an $800,000,000 revolving credit facility, and (ii) a $375,000,000 term loan facility. The maturity date for the credit facilities outstanding under the Parent Credit Agreement is currently May 21, 2029. Parent’s obligations under the Parent Credit Agreement are unsecured, but are guaranteed by certain subsidiaries of Parent.

Borrowings under the Parent Credit Agreement may take the form of Base Rate Loans, Term SOFR Loans, or SOFR Daily Floating Rate Loans (as each such term is defined in the Parent Credit Agreement). Base Rate Loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate (as defined in the Parent Credit Agreement and discussed below) plus the Applicable Rate (as defined in the Parent Credit Agreement and discussed below). Term SOFR Loans bear interest on the outstanding principal amount thereof for each Interest Period (as defined in the Parent Credit Agreement) at a rate per annum equal to Term SOFR (as defined in the Parent Credit Agreement) for such Interest Period plus the Applicable Rate. SOFR Daily Floating Rate Loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SOFR Daily Floating Rate plus the Applicable Rate.

The Applicable Rate is based upon Parent’s Consolidated Net Leverage Ratio (as defined in the Parent Credit Agreement) for the applicable period. For Base Rate Loans, the Applicable Rate ranges from 0.375% to 1.375%. For Term SOFR Loans and SOFR Daily Floating Rate Loans, the Applicable Rate ranges from 1.375% to 2.375%.

The Base Rate is, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (iii) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein (provided, that if the Base Rate calculation results in an amount less than zero, the Base Rate is deemed to be zero).

All borrowings under the Parent Credit Agreement may be prepaid at any time or from time to time without premium or penalty.

Purchaser has made a “Limited Condition Transaction” election under the Parent Credit Agreement with respect to the Transactions. Additionally, a portion of the revolving commitments under the Parent Credit Agreement necessary to fund $300 million of the purchase price for the Transactions (plus additional amount necessary to pay the Purchaser’s related transactions costs) have been designated as being subject to limited conditions to availability which are, substantially similar to those applicable to the Bridge Facility (as defined below), as well as the absence of a payment or bankruptcy event of default under the Parent Credit Agreement.

Additionally, on February 10, 2026, the Purchaser entered into a commitment letter with U.S. Bank National Association, Bank of America, N.A., PNC Bank, National Association, and Wells Fargo Bank, National Association (collectively, the “Initial Lenders”), pursuant to which the Initial Lenders committed an aggregate of $1,300,000,000 under a fully committed, senior unsecured bridge term loan facility (the “Bridge Facility”). The Bridge Facility will, if required, be a single-draw senior unsecured term loan that may be drawn in whole or in part to fund part of the cash consideration and expenses payable in connection with the Transactions. Any undrawn commitments terminate immediately thereafter. The Bridge Facility would have a maturity date of 364 days, with a one-time automatic 180-day extension available if certain conditions are met, and would have definitive documentation substantially similar to the Parent Credit Agreement (subject to customary modifications). The obligations of the Initial Lenders to make the Bridge Facility available are subject only to a limited number of conditions that are customary for acquisition financing, including the accuracy of specified representations by Parent and specified merger agreement representations. The commitments under the Bridge Loan Facility will be reduced on a dollar-for-dollar basis by, among other things, any financing commitments or loans obtained to finance the Transactions.

In addition to the Bridge Facility described above, Parent and Purchaser are concurrently finalizing a new senior unsecured credit agreement (the “New Credit Agreement”), which, if executed and available on or before the Effective Time, would refinance the Parent Credit Agreement and provide an alternative source of financing for the Transactions. Parent is engaged with the Lenders in connection with the negotiation of definitive documentation for the New Credit Agreement, which is expected to consist of up to (i) a $1,250 million revolving credit facility, and (ii) a $1,250 million term loan facility, with proceeds to be used in lieu of, or to reduce borrowings under, the Bridge Facility. The New Credit Agreement is expected to have a five-year maturity and to be substantially similar to the Parent Credit Agreement, subject to certain modifications agreed between Parent and the Lenders. The New Credit Agreement has not yet been executed, and the final terms remain subject to negotiation, but the availability of amounts thereunder to be used to fund the Transactions are expected to have the same limited conditionality as the Bridge Facility. If the New Credit Agreement is executed and becomes available prior to the consummation of the Offer, Parent may elect to use the New Credit Agreement in full or in part to fund consideration, fees and expenses in connection with the Transactions. Any commitments under the Bridge Facility would be reduced or terminated to the extent Parent elects to obtain financing under the New Credit Agreement. Parent’s ability to finance the purchase of the Shares pursuant to the Offer and to consummate the Merger is not affected by or dependent on the consummation of, or the specific terms and conditions of, the New Credit Agreement.

10. BACKGROUND OF THE OFFER; CONTACTS WITH GLDD.

The following is a description of material contacts between representatives of Parent and Purchaser with representatives of GLDD that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of GLDD’s activities relating to the process, including additional information regarding the GLDD Board’s process and the strategic alternatives that GLDD considered, please refer to the Schedule 14D-9 that will be filed by GLDD with the SEC and mailed to GLDD Stockholders.

Background of the Offer and the Merger.

The board of directors of Parent (the “Parent Board”) as well as Parent’s executive management regularly evaluate various strategies to improve its competitive position and enhance its value, including opportunities for acquisitions of other companies or their assets. Parent had identified the dredging industry as a possible area for Parent investment and regularly monitored the public filings of GLDD and its publicly traded peers. Parent regularly meets with infrastructure funds and family offices to explore potential joint investment opportunities. In early 2025, an infrastructure investor with whom Mark N. Tabbutt, the President and Chairman of Parent, had a pre-existing relationship reached out to Mr. Tabbutt to discuss a potential partnership with respect to investing in or acquiring GLDD.

On April 16, 2025, Mr. Tabbutt contacted Lasse J. Petterson, the Chief Executive Officer and President of GLDD, to request a meeting. This was the first communication between any member of the senior management of Parent and any member of GLDD’s senior management.

On May 7, 2025, Mr. Tabbutt, Jerald W. Richards, the Senior Vice President, Chief Financial Officer and Assistant Secretary of Parent, and a representative of the infrastructure investor met with Mr. Petterson and Scott Kornblau, the Senior Vice President and Chief Financial Officer of GLDD. At the meeting, the parties discussed GLDD’s business and operations. No proposal with respect to a strategic transaction was made at the meeting.

On August 11, 2025, representatives of Guggenheim Securities, LLC (“Guggenheim Securities”), GLDD’s financial advisor, reached out to Mr. Tabbutt, Mr. Richards and Mike Dannenberg, Vice President, Corporate Development and Strategy of Parent, to inquire whether Parent would be interested in exploring a potential strategic transaction with GLDD. Later on August 11, 2025, after discussion with members of GLDD’s senior management, a representative of Guggenheim Securities conveyed to Parent GLDD’s willingness to hold an exploratory meeting with representatives of Parent and, if authorized by the GLDD Board, to enter into a customary confidentiality agreement with Parent.

On September 4, 2025, Mr. Tabbutt and Mr. Dannenberg met in person with Mr. Petterson, Mr. Kornblau and representatives of Guggenheim Securities, during which Mr. Petterson and Mr. Kornblau discussed the business of GLDD. Following this meeting, representatives of Guggenheim Securities called Mr. Tabbutt to discuss the potential submission by Parent of a written, non-binding indication of interest in acquiring GLDD.

On September 6, 2025, Mr. Tabbutt contacted Mr. Petterson to inform him that Mr. Tabbutt would make a recommendation to the executive officers and the Parent Board that Parent management begin exploring and evaluating Parent potentially submitting an indication of interest for an acquisition of GLDD.

On September 9, 2025, Mr. Tabbutt contacted Mr. Petterson to inform him that the Parent Board supported Parent management exploring and evaluating Parent potentially submitting an indication of interest for a potential acquisition of GLDD.

On October 1, 2025, Parent and GLDD entered into a confidentiality agreement (the “GLDD Confidentiality Agreement”), which form included standstill provisions that would terminate upon the earlier of one year following such execution and GLDD’s entry into a change of control transaction, and the taking of certain actions relating thereto, or the recommendation by the GLDD Board of another tender or exchange offer. The GLDD Confidentiality Agreement also prohibited Parent from engaging in discussions with management of GLDD regarding potential post-closing employment with Parent. Thereafter, representatives of Parent and Evercore Group L.L.C. (“Evercore”), financial advisor to Parent, were given access to a virtual data room for the purpose of engaging in a business due diligence review of GLDD and representatives of Evercore delivered initial due diligence requests on behalf of Parent to representatives of Guggenheim Securities.

Between October 1, 2025 and October 27, 2025, representatives of Parent and its advisors conducted their preliminary business due diligence review of GLDD.

On October 28, 2025, members of management of Parent and representatives of Evercore met in person with members of management of GLDD and representatives of Guggenheim Securities to review GLDD’s business and performance. Representatives of Guggenheim Securities provided a general overview of a process and timing for GLDD to explore a potential transaction and indicated that a process letter would be provided following the meeting.

On October 30, 2025, representatives of Guggenheim Securities, on behalf of GLDD, provided a process letter to representatives of Evercore. The process letter requested that Parent submit, no later than November 10, 2025, a written, non-binding indication of interest for a potential acquisition of GLDD.

On November 6, 2025, members of management of Parent and representatives of Evercore held a virtual meeting with members of management of GLDD and representatives of Guggenheim Securities, during which commercial diligence matters were discussed.

On November 7, 2025, representatives of Evercore, on behalf of Parent, submitted to the GLDD Board a written, non-binding indication of interest to acquire GLDD for a price within a range of $13.25 to $15.00 per share in cash (the “Initial Proposal”), representing a premium of 14.0% to 29.0% to GLDD’s volume weighted average price per Share for the 30-trading day period ending on November 7, 2025.

On November 10, 2025, representatives of Guggenheim Securities provided representatives of Evercore with informal feedback on the Initial Proposal, indicating that the GLDD Board would be meeting to consider the Initial Proposal, but would not be likely to proceed with a potential strategic transaction at the price range reflected in the Initial Proposal.

On November 12, 2025, following a meeting of the GLDD Board, representatives of Guggenheim Securities contacted representatives of Evercore to confirm that the GLDD Board was not prepared to pursue a potential strategic transaction within the price range proposed in the Initial Proposal.

On November 17, 2025, Evercore contacted Guggenheim Securities and inquired whether, in their opinion, a price per share between $14.00 and $16.00 in cash would be sufficient to advance discussions. Guggenheim Securities reiterated that the GLDD Board viewed the price per share offered in the Initial Proposal as materially below any value the GLDD Board would be willing to entertain, and that Parent would need to materially increase its price for the GLDD Board to reconsider.

On November 19, 2025, Mr. Tabbutt had a telephonic meeting with Mr. Petterson to discuss Parent’s continued interest in pursuing the acquisition of GLDD. On the call, Mr. Tabbutt summarized certain matters that were taken into account by Parent in connection with the price per share in the Initial Proposal. Mr. Petterson indicated that if Parent wished to submit a revised proposal, it should do so in writing and provide a single price rather than a range.

On November 20, 2025, Parent submitted to the GLDD Board a written, non-binding indication of interest to acquire GLDD for $17.00 per share in cash, representing a premium of 45.8% to GLDD’s closing price of $11.66 as of November 20, 2025.

On November 26, 2025, representatives of Guggenheim Securities and Evercore held a virtual meeting during which representatives of Guggenheim Securities informed Evercore that the GLDD Board had authorized due diligence and other steps with respect to a potential transaction with Parent.

Between November 26, 2025 and February 9, 2026, members of management of GLDD and representatives of Guggenheim Securities and Sidley Austin LLP (“Sidley”), counsel to GLDD, participated in multiple virtual meetings and telephone conferences with members of management of Parent and representatives of Evercore and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), counsel to Parent, to respond to inquiries in connection with Parent’s due diligence review of GLDD. These meetings and telephonic diligence sessions covered a review of GLDD’s performance, business and services, accounting and tax matters, legal and compliance matters, employee benefits and other topics. During these times, GLDD and its advisors also responded to various business, legal and accounting due diligence inquiries from Parent and its advisors in connection with its review of the potential transaction by providing certain nonpublic information regarding GLDD to Parent through the virtual data room.

On December 14, 2025, representatives of Sidley shared a draft of the Merger Agreement with representatives of Fried Frank. The draft of the Merger Agreement contemplated a tender offer structure and provided for, among other things, (i) a “go shop” provision permitting GLDD to solicit proposals from potential counterparties during the 40 days following the execution of the Merger Agreement and, if any of such proposals resulted in a superior proposal that Parent did not “match,” to terminate the Merger Agreement, take such superior proposal and pay Parent a termination fee equal to 1.0% of the equity value of the transaction with Parent, (ii) a termination fee of 2.5% of the equity value of the transaction that would be payable by GLDD if GLDD terminated the Merger Agreement to accept a superior proposal that was provided after the “go shop” period described above, and (iii) recourse provisions such that if Parent did not close the transaction when it was required to do so under the Merger Agreement, GLDD would have the right to specific performance to cause Parent to close and GLDD would have the right to terminate the Merger Agreement, in which case (a) Parent would be required to pay GLDD a termination fee of 10% of the equity value of the transaction and (b) GLDD could pursue additional damages beyond the termination fee.

On January 2, 2026, representatives of Fried Frank delivered a markup of the draft Merger Agreement to representatives of Sidley. The markup of the draft Merger Agreement, among other things, (i) eliminated the “go shop” provision replacing it with a “no shop” provision prohibiting GLDD from soliciting other proposals but permitting GLDD to negotiate with a counterparty that made an unsolicited proposal, (ii) contemplated that GLDD would be required to pay Parent a termination fee of 4.25% of the equity value of the transaction with Parent if GLDD terminated the Merger Agreement to accept a superior proposal, and (iii) deleted the termination fee payable by Parent in the event it did not close when it was required to do so and the Merger Agreement was terminated.

On January 5, 2026, Mr. Tabbutt indicated to Mr. Petterson that Parent would need to be comfortable that Mr. Petterson and other members of senior management would remain with GLDD for a period after closing in order for Parent to be willing to proceed with a transaction.

On January 6, 2026, members of management of Parent and representatives of Evercore met in person with members of management of GLDD and representatives of Guggenheim Securities to review GLDD’s business, performance, commercial arrangements and assets. On the same day, representatives of Fried Frank and representatives of Sidley discussed GLDD’s key issues with the terms of the Fried Frank marked of the draft Merger Agreement.

On January 7, 2025, GLDD and Parent entered into a second non-disclosure agreement establishing the terms under which Parent would share certain financial information and other confidential information of Parent with GLDD (the “Parent Confidentiality Agreement”). On the same day, representatives of Evercore, on behalf of Parent, delivered financial information regarding Parent to representatives of Guggenheim Securities in connection with GLDD’s evaluation of Parent’s debt financing plans.

On January 9, 2026, representatives of Sidley delivered a revised draft of the Merger Agreement to representatives of Fried Frank. The revised draft accepted the deletion of the “go shop” provision but contemplated that if GLDD accepted an unsolicited superior proposal that was initially received during the first 30 days following the execution of the Merger Agreement, the termination fee would be 1.5% of the equity value of the transaction with Parent, but would be 2.65% of the equity value if the Merger Agreement were terminated to accept a superior proposal received after that 30 day period. The revised draft also contemplated that if Parent did not close when required to do so, in addition to the remedy of specific performance, GLDD would have the right to terminate and elect either (i) to pursue damages against Parent or (ii) to require Parent to pay a termination fee equal to 8% of the equity value of the transaction.

On January 16, 2026, Mr. Tabbutt called Mr. Petterson to discuss the status of negotiations, and Mr. Tabbutt reiterated to Mr. Petterson that Parent was requesting individual meetings with the management team.

On January 20, 2026, representatives of Fried Frank delivered a markup of the revised draft of the Merger Agreement to representatives of Sidley. The markup of the Merger Agreement (i) contemplated a termination fee payable by GLDD if it accepted a superior proposal of 3.75% of the equity value of the potential transaction with Parent and (ii) removed the concept that if Parent did not close when it was required to do so GLDD would have the ability to terminate and elect to receive a termination fee but retained the right of GLDD to specific performance and to terminate the Merger Agreement and pursue damages.

On January 22, 2026, a member of management of Parent met in person with members of management of GLDD.

On January 27, 2026, representatives of Fried Frank delivered to representatives Sidley a draft of the debt commitment letters to finance a portion of the transaction. On January 29, 2026, Fried Frank delivered to Sidley a draft of an amendment to the credit facility of Parent, which credit facility was to be used to finance an additional portion of the transaction. From January 27, 2026 through February 10, 2026, representatives of Sidley, Parent’s finance counsel, Fried Frank and Parent’s lenders discussed the status and terms of Parent’s debt financing.

On January 30, 2026, Mr. Tabbutt called Mr. Petterson to discuss that, to be comfortable with proceeding with the transaction, Parent would require Mr. Petterson, Mr. Kornblau and Vivienne R. Schiffer, Senior Vice President, Chief Legal Officer and Chief Compliance Officer of GLDD, to enter into letter agreements, pursuant to which each such executive would agree, for a period of time following the Closing, to waive any right to claim “good reason” under their respective employment agreements with GLDD solely in respect of (i) the consummation of the Offer and/or the Merger and (ii) any change to their authorities, duties, responsibilities or reporting lines that reasonably result from GLDD becoming, by reason of the Offer and Merger, a subsidiary of Parent following the Effective Time and ceasing to be publicly traded (collectively, the “Waiver Agreements”). The Waiver Agreements are summarized in more detail below (see “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Waiver Agreements”).

On January 31, 2026, Mr. Tabbutt sent Mr. Petterson a draft of Parent’s proposed terms for inclusion in the Waiver Agreements. On the following day, Mr. Tabbutt sent Mr. Petterson a draft form of Waiver Agreement reflecting Parent’s proposed terms.

Between February 1, 2026 and February 9, 2026, representatives of Fried Frank and Holland & Knight LLP, employment counsel to Mr. Petterson, Mr. Kornblau and Ms. Schiffer, exchanged drafts of the form of Waiver Agreement and participated in multiple discussions regarding the Waiver Agreements. In addition, during this time Mr. Tabbutt and Mr. Petterson engaged in conversations regarding the terms of the Waiver Agreements.

Over the course of the following days, the parties finalized the transaction documents and exchanged drafts of the Merger Agreement, related disclosure schedules and financing documentation, and negotiated open issues, including on equity award treatment, restrictions on GLDD’s operations between signing and closing, financing covenants and the size of GLDD’s termination fee. In addition, Parent negotiated with each of Messrs. Petterson and Kornblau and Ms. Schiffer the Waiver Agreements and consideration for the waiver of certain of their rights under the employment agreements. On February 10, 2026, the parties agreed to a GLDD termination fee of 3.15% of equity value.

Late in the evening on February 10, 2026, GLDD, Parent and Purchaser executed the Merger Agreement.

Early in the morning on February 11, 2026, prior to the opening of the public markets, GLDD and Parent issued a joint press release announcing the execution of the Merger Agreement.

11. SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that GLDD filed with the Securities and Exchange Commission on February 11, 2026. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Transactions. It is not intended to provide any other factual information about GLDD, Parent, Purchaser, or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by GLDD, on the one hand, and Parent and Purchaser, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure letters of GLDD (the “GLDD Disclosure Letter”) and Parent (the “Parent Disclosure Letter”), respectively, in each case, delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between GLDD, on the one hand, and Parent and Purchaser, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about GLDD, Parent, Purchaser or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in GLDD’s public disclosures.

The Offer. The Merger Agreement provides that Purchaser will (or Parent will cause Purchaser to) commence the Offer as promptly as reasonably practicable, but in no event later than fifteen (15) business days after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 15. Conditions of the Offer,” Purchaser will (and Parent will cause Purchaser to) (i) immediately following, and in no event later than 8:30 a.m. New York City time, one (1) business day after the Expiration Date, irrevocably accept for purchase and payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, (ii) pay (subject to any required tax withholdings), as promptly as practicable after the Acceptance Time (and in any event within two (2) business days thereafter), for all such Shares. If the Offer is consummated, each GLDD Stockholder will receive the Offer Price for each Share validly tendered and not properly withdrawn by such stockholder prior to the Expiration Date, in cash, without interest thereon and subject to any required tax withholdings. The Offer is scheduled to expire at one minute after 11:59 p.m. New York City time on March 31, 2026, unless extended or re-extended as described below.

Pursuant to the Merger Agreement, Purchaser has expressly reserved the right to (i) increase the amount of cash constituting the Offer Price and/or (ii) waive, in whole or in part, any Offer Condition, or modify the terms of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of GLDD, Purchaser may not (and Parent will not permit Purchaser to) (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price (other than as permitted by the Merger Agreement), (c) amend, modify or waive the Minimum Tender Condition, the Competition Laws Condition, the Injunction Condition and the Termination Condition, (d) add to the Offer Conditions or other conditions of the Offer or amend, modify or supplement any Offer Condition or other conditions of the Offer, (e) except as provided in the Merger Agreement with respect to the extension of the Offer, terminate, extend or otherwise amend or modify the Expiration Date, (f) change the form of consideration payable in the Offer, (g) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to GLDD Stockholders or that would reasonably be expected to cause any delay of Parent or Purchaser to consummate the Offer, or (h) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Extensions of the Offer. The Merger Agreement provides that (i) Purchaser may, in its sole discretion, and without the consent of GLDD or any other person, extend the Offer on one or more occasions, for additional periods of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may agree), if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or waived by Purchaser or Parent, in order to permit such Offer Condition to be satisfied, except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than the Offer Conditions that by their nature are only satisfied as of the Acceptance Time so long as such conditions would be satisfied if the Acceptance Time were to then occur) then Purchaser shall not be permitted to extend the Offer more than four (4) times in the aggregate, (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by applicable law, or by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer, and (iii) if, at any then-scheduled Expiration Date, any Offer Condition is not satisfied or, if permitted by the Merger Agreement, waived by Parent or Purchaser at such time, then if requested by GLDD, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods of ten (10) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such other period as the parties may agree), except that, in the event that at any then-scheduled Expiration Date, the Minimum Tender Condition is the only Offer Condition not satisfied (other than conditions that by their nature are only to be satisfied at the Acceptance Time, so long as such conditions would be satisfied if the Offer were to then expire), Purchaser is not required to, and Parent is not required to cause Purchaser to, further extend the Offer more than four (4) times in the aggregate; provided that Purchaser is not required to, and Parent is not required to cause Purchaser to, extend the Offer beyond the Outside Date or the date the Merger Agreement is validly terminated in accordance with the terms thereof.

Offer Termination. The Merger Agreement provides that the Offer may not be terminated or withdrawn prior to any scheduled Expiration Date, unless the Merger Agreement is validly terminated in accordance with its terms. If (i) at any then-scheduled Expiration Date, (a) the Minimum Tender Condition is not satisfied and (b) no additional extensions or re-extensions of the Offer are required and Purchaser does not elect to extend the Offer (the “Offer Termination”), in each case, as described in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Extensions of the Offer,” or (ii) the Merger Agreement is terminated pursuant to its terms, then, in each case, Purchaser will promptly (and in any event no later than one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated in accordance with the terms thereof, Purchaser will return and cause the Depositary and Paying Agent to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

The Merger Closing and Effective Time. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with Section 251(h) of the DGCL, without a vote on the adoption of the Merger Agreement by GLDD Stockholders, at the Effective Time (as defined herein), Purchaser will be merged with and into GLDD, whereupon the separate existence of Purchaser will cease, and GLDD will survive the Merger as a wholly owned subsidiary of Parent, and will succeed to and assume all the rights and obligations of Purchaser and GLDD in accordance with Section 259 of the DGCL.

The closing of the Merger (the “Closing”) will take place (i) as soon as practicable on the same business day as the Acceptance Time or at another date and time agreed to in writing by Parent, Purchaser and GLDD prior to the Acceptance Time; provided that if the conditions to the Closing shall not be satisfied or waived in accordance with the terms of the Merger Agreement by such date, the Closing shall occur on the first business day on which such conditions shall be satisfied or waived in accordance with the terms of the Merger Agreement. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For purposes of the Merger Agreement, “business day” refers to any day except a Saturday or Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York.

Concurrently with the Closing, GLDD will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective on the date and time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as may be agreed by Parent, Purchaser and GLDD and specified in the certificate of merger (the “Effective Time”).

Organizational Documents; Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the Second Amended and Restated Certificate of Incorporation of GLDD, as in effect immediately prior to the Effective Time, will be amended and restated to read in its entirety to be in the form of the certificate of incorporation of Purchaser and to include the provisions required by the terms of the Merger Agreement (except with respect to the name of the Surviving Corporation and provisions naming the initial board of directors or the incorporator) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation and (ii) the Second Amended and Restated Bylaws of GLDD, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of Purchaser and to include the provisions required by the terms of the Merger Agreement (except with respect to the name of the Surviving Corporation), and as so amended and restated, shall be the bylaws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

As of, and immediately following the Effective Time, (i) the board of directors of the Surviving Corporation will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and (ii) the officers of GLDD at the Effective Time will be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case. GLDD has agreed to use its reasonable best efforts to cause each director of GLDD immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a director of GLDD, conditioned upon and effective as of the Effective Time.

Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action required by any party to the Merger Agreement or any GLDD Stockholder, each Share issued and outstanding immediately prior to the Effective Time other than Shares (i) held by GLDD in treasury or owned of record by GLDD or any subsidiary of GLDD, and Shares owned of record by Parent, Purchaser (including Shares irrevocably accepted for payment by Purchaser in the Offer) or any of their respective wholly-owned subsidiaries (in each case, other than those held on behalf of any third party) shall be canceled and cease to exist, with no payment being made with respect thereto (“Canceled Shares”), and (ii) held by any GLDD Stockholders who have properly demanded appraisal rights of such Shares under, and who comply in all respects with, Section 262 of the DGCL and have not validly revoked such demand (“Dissenting Shares”), will automatically be converted into the right to receive the Merger Consideration, without interest, subject to any required tax withholdings. All of the aforementioned Shares will cease to be outstanding, will be canceled and will cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Canceled Shares and Dissenting Shares) will thereafter be canceled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to any required tax withholdings, upon surrender of such Certificate or Book-Entry Share, in each case, as described in “The Tender Offer—Section 11. Summary of the Merger Agreement and other Agreements—Exchange and Payment Procedures” and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

Treatment of RSUs, GLDD DSUs, GLDD Stock Plans, and GLDD ESPP.

Prior to the Effective Time, the GLDD Board (or, if appropriate, any committee thereof) will validly adopt resolutions that provide that, immediately prior to the Effective Time, (i) each award of restricted stock units in respect of Shares (“RSUs”), including any deferred stock units under the Great Lakes Dredge & Dock Corporation Director Deferral Plan (“GLDD DSU”), that is subject only to time-based vesting conditions (each, a “Time-Based RSU Award”) and each award of RSUs that is subject to performance-based vesting conditions (each, a “Performance-Based RSU Award”), in each case that was granted pursuant to a GLDD Stock Plan (as defined below) (each Time-Based RSU Award and each Performance-Based RSU Award is sometimes referred to as a “GLDD RSU Award”) that is outstanding immediately prior to the Effective Time (other than GLDD RSU Awards granted after the date of the Merger Agreement and prior to the Effective Time (the “2026 GLDD RSU Awards”), which shall be treated as described below) shall be fully vested as of the Effective Time, (ii) the performance-based vesting conditions applicable to any such Performance-Based RSU Award granted prior to the date of the Merger Agreement shall be deemed to be achieved at: (A) the actual level of performance achieved for any annual performance period that has ended prior to the date of the Merger Agreement (as determined by the compensation committee of the GLDD Board prior to the date of the Merger Agreement), (B) the projected actual level of performance in respect of metrics established as of the date of the Merger Agreement and applicable to the 2026 annual performance period (with such projection made by the compensation committee of the GLDD Board prior to the date of the Merger Agreement); and (C) the target level of performance in respect of metrics applicable to the (1) 2027 annual performance period and (2) metrics not established as of the date of the Merger Agreement and applicable to the 2026 annual performance period; provided, however, for such Performance-Based RSU Awards subject to performance-based vesting conditions that do not provide for a target level of performance (“Special PSUs”), such Special PSUs will be deemed to have achieved all conditions applicable to such Special PSUs, (iii) the performance-based vesting conditions applicable to any Performance-Based RSU Award granted after the date of the Merger Agreement shall be deemed to be achieved at the target level of performance, and (iv) each such GLDD RSU Award shall be canceled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such canceled GLDD RSU Award shall be entitled to receive, in consideration of the cancellation of such GLDD RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (A) the Merger Consideration multiplied by (B) in the case of a Time-Based RSU Award, the number of Shares subject to such GLDD RSU Award and, in the case of a Performance-Based RSU Award, the number of Shares earned or deemed earned with respect to such GLDD RSU Award as provided herein, without interest (such amounts payable, together with such amounts payable in connection with the Closing in respect of the 2026

GLDD RSU Awards granted after the date of the Merger Agreement and prior to the Effective Time (as described below), the “RSU Payments”) (less any required tax withholdings). However, in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.

Each 2026 GLDD RSU Award will vest on a pro-rated basis based on the period of time that the recipient of such 2026 GLDD RSU Award was employed during the full vesting period (i.e., three years) between the date that such 2026 GLDD RSU Award was made and the Effective Time and will be canceled and the holder of such 2026 GLDD RSU Award will be entitled to receive (A) with respect to the portion of such 2026 GLDD RSU Award that becomes vested, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the Offer Price and (y) the total number of Shares subject to such vested portion, and (B) with respect to the portion of such 2026 GLDD RSU Award that does not become vested, a cash-based replacement award of equivalent value (calculated based on product of (x) the Offer Price and (y) the total number of Shares subject to such unvested portion) that is subject to the same time-based vesting conditions as applied to such unvested portion prior to the Effective Time (each, a “Replacement Award”), in each case, subject to such recipient’s continued employment up to and including the Effective Time; provided, that, upon a recipient’s (1) termination without “cause” (as such term is defined in the recipient’s employment agreement, or if not applicable, in GLDD’s severance plan) or (2) in the case of a recipient with an employment agreement, resignation for “good reason” (as defined in the applicable employment agreement), 100% of the Replacement Award will immediately vest and become payable in a manner that complies with Section 409A of Code.

Termination of GLDD Stock Plans and Director Deferral Plan. The GLDD Board validly adopted resolutions to provide that, as of the Closing, GLDD’s 2017 Long-Term Incentive Plan and GLDD’s 2021 Long-Term Incentive Plan (the “GLDD Stock Plans”) and the Director Deferral Plan shall terminate, and no further GLDD RSU Awards or other rights with respect to Shares will be granted thereunder.

Parent Funding. With respect to the RSU Payments, (i) at the Effective Time, Parent will deposit with the Surviving Corporation cash in the amount necessary to make any such RSU Payments that are payable to employees or former employees of GLDD and its subsidiaries and shall cause the Surviving Corporation to make any such RSU Payments as promptly as practicable after the Effective Time and (ii) as promptly as practicable after the Effective Time, Parent will pay or cause to be paid (through the Depositary and Paying Agent or otherwise) any such RSU Payments payable to members of the GLDD Board that are not also employees of the GLDD or its subsidiaries.

GLDD ESPP. The GLDD Board (or, if appropriate, any committee thereof) shall validly adopt resolutions providing that, and GLDD shall take all action necessary so that (i) no Offering Period (as defined in the GLDD 2025 Employee Stock Purchase Plan (the “GLDD ESPP”)) under the GLDD ESPP shall commence or be extended on or after the date of the Merger Agreement, (ii) no new participants will be permitted to participate in the GLDD ESPP from and after the date of the Merger Agreement, (iii) participants in the GLDD ESPP will not be permitted to increase their payroll deduction percentage under the GLDD ESPP, and (iv) the existing Offering Period shall terminate on the earlier of the date that is (A) five (5) business days prior to the date on which the Acceptance Time occurs and (B) the final day of the existing Offering Period pursuant to the terms of the GLDD ESPP and all participant contributions under the GLDD ESPP shall be used to purchase Shares on the earlier of the dates set forth of clauses (A) and (B) in accordance with the terms of the GLDD ESPP. Immediately prior to and effective as of the Effective Time, GLDD will terminate the GLDD ESPP.

Exchange and Payment Procedures. Substantially concurrently with the Acceptance Time, Parent or Purchaser will deposit (or cause to be deposited) with the Depositary and Paying Agent, in immediately available funds, a cash amount equal to the sum of (i) the product of (a) the Offer Price multiplied by (b) the number of Shares that Purchaser becomes obligated to purchase pursuant to the Offer (such amount described in this clause (i), the “Aggregate Offer Consideration”) plus (ii) the product of (a) the Merger Consideration multiplied by (b) the number of Shares issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) (such amount described in this clause (ii), the “Aggregate Common Stock Consideration”, and the sum of the Aggregate Offer Consideration and the Aggregate Common Stock Consideration, the “Exchange Fund”).

As promptly as practicable after the Effective Time (and in any event not later than the second business day thereafter), Parent will cause the Depositary and Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof) to the Depositary and Paying Agent, and will otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of GLDD, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (and such other customary documents as may be required by the Depositary and Paying Agent).

Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Depositary and Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Exchange Fund into which the Shares formerly represented by such Certificate were converted pursuant to the terms of the Merger Agreement (less any required tax withholdings), and the Certificate so surrendered will be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records GLDD, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Depositary and Paying Agent any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Surviving Corporation, that such taxes either have been paid or are not required to be paid.

Each registered holder of a Book-Entry Share will, upon receipt by the Depositary and Paying Agent of an Agent’s Message (or such other evidence, if any, as the Depositary and Paying Agent may reasonably request) in respect of such Book-Entry Shares, be entitled to receive the Merger Consideration, and Parent shall cause payment of the Merger Consideration with respect to Book-Entry Shares (less any required tax withholdings) to be made by the Depositary and Paying Agent to the person in whose name such Book-Entry Shares are registered.

No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or in respect of any Book-Entry Share.

At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Depositary and Paying Agent to deliver to it any portion of the cash deposited with the Depositary and Paying Agent not disbursed to GLDD Stockholders, and thereafter such GLDD Stockholders (other than holders of Dissenting Shares) shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in the Merger Agreement, without interest.

Representations and Warranties. The Merger Agreement contains representations and warranties of GLDD, Parent and Purchaser.

The Merger Agreement contains representations and warranties of GLDD, subject to certain exceptions in the Merger Agreement, in the GLDD Disclosure Letter delivered in connection with the Merger Agreement and in GLDD’s public filings, as to, among other things:

•	organization and qualification to do business of GLDD and its subsidiaries;

•	capitalization;

•	subsidiaries;

•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Transactions and the absence of certain violations;

•	compliance with applicable laws; possession of permits and certifications and eligibility for government contracts;

•

timely filing of Securities and Exchange Commission filings, accuracy and completeness of the Securities and Exchange Commission filings including GLDD financial statements, absence of certain Securities and Exchange Commission investigations, and compliance with rules and regulations of Nasdaq;

•

the accuracy of the information supplied by GLDD and its subsidiaries for the purposes of inclusion or incorporation by reference in Parent’s and Purchaser’s Schedule TO or GLDD’s corresponding Schedule 14D-9;

•	maintenance of internal controls and disclosure controls over financial reporting;

•	the absence of certain changes affecting GLDD;

•	the absence of certain undisclosed liabilities;

•	the absence of certain litigation;

•	employee benefit plans and other agreements, plans and policies with or concerning employees;

•	labor and employment matters;

•	tax matters;

•	owned real property and leased real property matters;

•	environmental matters;

•	intellectual property;

•	privacy and cybersecurity;

•	material contracts;

•	insurance policies;

•	the opinion of GLDD’s financial advisor;

•	takeover statutes and anti-takeover provisions;

•	brokers’ fees;

•	material customers and material suppliers;

•	government contracts;

•	vessels owned by GLDD or its subsidiaries and vessels owned by a third party and chartered in by GLDD or its subsidiaries pursuant to a bareboat charter (“GLDD Vessels”);

•	trade controls; and

•	exclusivity of GLDD’s representations and warranties in the Merger Agreement.

The Merger Agreement also contains representations and warranties of Parent and Purchaser, subject to certain exceptions in the Merger Agreement and in the Parent Disclosure Letter delivered in connection with the Merger Agreement, as to, among other things:

•	organization and power to do business;

•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Transactions, and the absence of certain violations;

•

the accuracy of the information supplied by Parent or Purchaser for the purposes of inclusion or incorporation by reference in Parent’s and Purchaser’s Schedule TO or GLDD’s corresponding Schedule 14D-9;

•	the absence of certain litigation;

•	capitalization and the absence of ownership of Shares by Parent or Purchaser;

•	Parent’s financing;

•	brokers’ fees;

•	the absence of certain arrangements between Parent or Purchaser (or their respective affiliates), on the one hand, and, any director, officer, employee or GLDD Stockholder, on the other hand;

•	solvency;

•	ownership of Shares;

•	the U.S. citizenship status of both Purchaser and Parent for purposes of Jones Act compliance;

•	eligibility for government contracts; and

•	no other representations and warranties.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “GLDD Material Adverse Effect” or “Parent Material Adverse Effect” qualification, as discussed below.

For purposes of the Merger Agreement, a “GLDD Material Adverse Effect” means any fact, change, circumstance, event, occurrence, development or effect (each, an “Effect”) that (i) has had or would reasonably be expected to have, individually or in the aggregate, together with all other Effects, a material adverse effect on the assets, business, financial condition, or continuing results of operations of GLDD and its subsidiaries, taken as a whole, or (ii) solely with respect to certain representations and warranties of GLDD relating to consents and approvals or the Representations Condition, prevents or would reasonably be expected to prevent the ability of GLDD to consummate the Transactions. However, for the purposes of clause (i), none of the following, and no Effect relating to or arising out of or resulting from the following, will constitute or be taken into account in determining whether there has been a GLDD Material Adverse Effect:

(a)	the entry into or the announcement or pendency of the Merger Agreement or the Transactions, the performance by GLDD of the Merger Agreement or the consummation of the Transactions;

(b)

any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein) or any Effect affecting any business or industries in which GLDD or any of its subsidiaries operates;

(c)	the suspension of trading in securities generally on Nasdaq;

(d)

any development or change in applicable law, generally accepted accounting principles as applied in the United States (“GAAP”) or accounting standards or the authoritative interpretation or enforcement thereof of any of the foregoing;

(e)

any action taken by GLDD or any of its subsidiaries that is expressly permitted or required by the Merger Agreement or with Parent’s written consent or at Parent’s request or the failure by GLDD or any of its subsidiaries to take any action that is prohibited by the Merger Agreement or which GLDD did not take on account of withheld consent from Parent (if GLDD has timely requested a consent or waiver from Parent);

(f)

the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage, or acts of war (whether or not declared) or terrorism, cyber terrorism, cyber espionage or cyber war, or any escalation or worsening of acts of terrorism, armed hostilities or war;

(g)

any actions or claims made or brought by any of the current or former GLDD Stockholders (or on their behalf or on behalf of GLDD, but in any event only in their capacities as current or former GLDD Stockholders) arising out of the Merger Agreement or any of the Transactions;

(h)

the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic;

(i)	any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for GLDD or any of its subsidiaries by any applicable rating agency;

(j)

any failure of GLDD or its subsidiaries to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of the Merger Agreement; or

(k)	any Effect relating to or affecting the price of ship fuel, piracy, or international or intranational hostilities, disputes or conflicts or developments affecting dredging or shipping;

provided, that any Effect set forth in clauses (b), (c), (d), (f), (h) and (k) above (to the extent such Effect is not otherwise expressly excluded by this definition) may be taken into account in determining whether there has been, or would reasonably be expected to be, a GLDD Material Adverse Effect to the extent such Effects have a disproportionate adverse effect on GLDD and its subsidiaries, taken as a whole, in relation to similarly situated businesses of GLDD and its subsidiaries operating in the industries in which GLDD and its subsidiaries operate (provided, that only the incremental disproportionate adverse effects of such Effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a GLDD Material Adverse Effect).

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances or facts that, individually or when taken together with all such all other events, conditions, changes, occurrences or developments of a state of circumstances or facts, would prevent, impair or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of Parent or Purchaser to consummate the Transactions or perform its obligations thereunder.

Conduct of Business by GLDD. GLDD has agreed that during the period from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement (in accordance with its terms) (the “Pre-Closing Period”), except: (i) as set forth in the GLDD Disclosure Letter, (ii) as required or expressly permitted by the Merger Agreement, or (iii) as required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), GLDD will, and will cause each of its subsidiaries to, use its reasonable best efforts to (a) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice, and (b) to the extent consistent therewith (I) preserve substantially intact its material business organization, assets (including all GLDD Vessels), properties and business relations, (II) keep available the services of its executive officers and key employees on commercially reasonable terms, (III) maintain in effect all material authorizations, consents, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any governmental entity (collectively, “Permits”) necessary for GLDD and each of its subsidiaries to own, lease and operate its properties and assets, including the GLDD Vessels, and to carry on and operate its businesses as currently conducted, and (IV) maintain in all material respects the goodwill and existing relationships with any persons with which GLDD or any of its subsidiaries has material business relations (including governmental entities).

Further, GLDD has agreed that, subject to clauses (i) through (iii) in the immediately preceding paragraph, GLDD will not, and will not permit its subsidiaries to, during the Pre-Closing Period, among other things, take any of the following actions without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a)

amend the organizational documents of GLDD or its subsidiaries, except for amendments to GLDD’s subsidiaries’ organizational documents that would not be materially adverse to Parent or Purchaser or adversely impact the Transactions;

(b)

issue or authorize the issuance of any equity securities in GLDD or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, subject to certain exceptions (including the exception that GLDD may grant the 2026 GLDD RSU Awards, with such grants having an aggregate grant date value of up to $6,750,000);

(c)	dispose of (including by sale, lease, license, or merger) any entity, business or material assets (including any GLDD Vessels), subject to certain exceptions;

(d)	declare or make dividends or other distributions on the capital stock of GLDD (payable in cash, stock, property or otherwise);

(e)	recapitalize, repurchase or acquire any equity or equity-linked securities of GLDD, other than in connection with tax withholdings in connection with the vesting or settlement of RSUs;

(f)	merge or consolidate GLDD or any of its subsidiaries or adopt or resolve for a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of GLDD;

(g)

acquire (or make a binding offer to acquire) a business (including any interest or division thereof) or any material assets, except (i) intercompany transactions among GLDD and its subsidiaries and (ii) any capital expenditures in accordance with clause (l);

(h)

incur any indebtedness for borrowed money or issue any debt or debt-like securities (including rights to acquire them) or become liable or responsible for debt-like obligations of another person (excluding GLDD’s surety bonds, but including GLDD’s letters of credit to the extent drawn and not reimbursed), subject to certain exceptions;

(i)

make any loans, advances or capital contributions to, or investments in, any other person (other than among GLDD and any of its subsidiaries or among GLDD’s subsidiaries), subject to certain exceptions;

(j)

except to the extent required by law, the collective bargaining agreements or similar agreements or arrangements with any labor union, works council, or other employee bargaining representative that are applicable to employees of GLDD or any of its subsidiaries (“CBAs”), or the terms of any benefit plan of GLDD disclosed in the GLDD Disclosure Letter, or as specifically provided for in the Merger Agreement or the GLDD Disclosure Letter: (i) increase the compensation or benefits payable or to become payable to (A) its directors or officer-level employees or (B) other employees or independent contractors except ordinary course increases consistent with past practice, not to exceed, in the aggregate, four percent (4%) relative to the prior fiscal year, (ii) grant any rights to severance or termination pay or other material termination benefits, (iii) establish, adopt, enter into, negotiate or amend any GLDD benefit plan (except for amendments in the ordinary course of business consistent with past practice), (iv) establish, adopt, enter into, negotiate or amend any of the CBAs (except for amendments that are not material to GLDD and its subsidiaries, taken as a whole), or (v) hire or terminate (other than for cause) any employee with annual base compensation of $200,000 or more;

(k)	make or adopt any material change in accounting methods, policies or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

(l)	other than as contemplated by GLDD’s annual capital expenditure budget, authorize or make any capital expenditures that individually exceed $5,000,000 or in the aggregate exceed $10,000,000;

(m)

other than in the ordinary course of business, (i) make, change or revoke any material tax election, (ii) settle or compromise any tax liability materially above reserves, (iii) amend any material tax return, (iv) adopt or change any material tax accounting method or period, (v) enter into any “closing agreement” (within the meaning of Section 7121 of the Code) relating to any material tax liability, (vi) agree to extend any statute of limitations periods for material taxes (other than automatic filing extensions), or (vii) waive rights to a material tax refund;

(n)	except with respect to any transaction litigation (which shall be governed by the terms of the Merger Agreement), settle or compromise any action or proceeding, subject to certain exceptions;

(o)

mortgage, pledge, assign, or otherwise encumber (in each case, other than certain permitted liens) any real property owned by GLDD or any other material assets, or place or permit any lien (other than certain permitted liens) thereupon (including through acquisitions, mergers or similar transactions);

(p)	sell, license, transfer, or otherwise dispose of any material intellectual property rights, subject to certain exceptions;

(q)

enter into or amend any contract with, or make any payment to, any former or present director or officer (or their affiliates) of GLDD or any of its subsidiaries or affiliates or any other person covered under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (other than any payments pursuant to clause (j));

(r)

enter into, amend, waive rights under, or terminate any material contract (or any contract that would be deemed a material contract if entered into prior to the date of the Merger Agreement) or real property lease (or any lease that would be deemed a real property lease if entered into prior to the date of the Merger Agreement), subject to certain exceptions;

(s)	enter into any new line of business outside the businesses being conducted by GLDD and its subsidiaries on the date of the Merger Agreement;

(t)

fail to use reasonable best efforts to maintain material insurance policies in force with coverage and amounts at least as high, and terms and conditions not materially less advantageous, to GLDD and its subsidiaries, as currently maintained;

(u)

with respect to each GLDD Vessel, fail to use reasonable best efforts not to (i) modify the use, operation, maintenance or repair in a manner outside the ordinary course of business or not legally and maritime-convention compliant, or (ii) deplete inventory, supplies and spare parts in a manner outside the ordinary course where such failure would be material to GLDD and its subsidiaries, taken as a whole;

(v)

enter into any new letters of credit or amend any existing letters of credit as of the date of the Merger Agreement if doing so would cause the aggregate outstanding letters of credit value to exceed the amount set forth on the GLDD Disclosure Letter; or

(w)	irrevocably enter into any contract to do any of the foregoing.

Agreements Concerning Parent and Purchaser. During the Pre-Closing Period, except as provided by the Merger Agreement or required by applicable law, Parent shall not, and shall not permit any of its subsidiaries (including Purchaser) or affiliates to, (i) with respect to Purchaser only, amend, repeal or otherwise modify any provision of its organizational or governing documents, (ii) take or agree to take any action (or fail to take any action) that, individually or in the aggregate, would prevent or materially delay the consummation of the Transactions or impede the ability of any of the parties thereto to obtain any necessary approvals or clearances of any governmental entity required for the Transactions or (iii) take or agree to take, make any commitment to take, or adopt any resolutions of its board of directors or analogous governing body in support of, any of the foregoing.

Further, Parent agreed to the following:

(a)

to take all actions necessary or advisable to ensure Purchaser timely performs and complies with all of its covenants, agreements, obligations and undertakings under the Merger Agreement in accordance with its terms;

(b)

to promptly (and no later than two (2) business days after becoming aware) notify GLDD in writing of any fact, circumstance, development, or event that has occurred or is reasonably likely to occur that would cause certain of Parent’s representations set forth in the Merger Agreement to be untrue, inaccurate, or misleading in any respect at any time prior to the Acceptance Time;

(c)

not to incur indebtedness that, when given pro forma effect and after giving pro forma effect to the incurrence of the Transactions, would cause the Consolidated Net Leverage Ratio (as defined in the Parent Credit Agreement) to exceed 4.00x;

(d)

maintain $300,000,000 plus estimated fees and expenses incurred (or expected to be incurred) in connection with the Transactions of unused aggregate revolving commitments under the Parent Credit Agreement;

(e)

to not elect to increase the maximum permitted Consolidated Net Leverage Ratio under either the Parent Credit Agreement or the PPN Agreement (as defined in the Merger Agreement)except in connection with the Transactions;

(f)	to not revoke any limited condition election with respect to the Transactions pursuant to the Parent Credit Agreement;

(g)	to take the actions set forth on the Parent Disclosure Letter; and

(h)

to not amend, restate, supplement, waive or otherwise modify the Parent Credit Agreement or the PPN Agreement (as defined in the Merger Agreement) in any manner that would cause any of the representations and warranties set forth in certain representations made by Parent in the Merger Agreement to be inaccurate or incorrect.

Non-Solicitation; Change of GLDD Recommendation. Except as permitted by the Merger Agreement, during the Pre-Closing Period, GLDD will not, and will cause its subsidiaries and its and their directors, officers, investment bankers and counsel (“Representatives”) not to, in each case, directly or indirectly,

(a)	initiate, solicit or knowingly facilitate or encourage the submission of any Competing Proposal,

(b)

furnish to any person any non-public information relating to GLDD or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of GLDD or its subsidiaries, in connection with any Competing Proposal made by such person,

(c)	enter into or participate in any discussions or negotiations with any third person with respect to any Competing Proposal made by such third person, or

(d)	enter into any other agreement providing for a Competing Proposal.

However, if, prior to the Acceptance Time, (i) GLDD has received a bona fide written Competing Proposal (as defined herein) from a person that did not result from a material breach of the non-solicitation provisions in the Merger Agreement and (ii) the GLDD Board (or a committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be reasonably likely to be inconsistent with the GLDD Board’s fiduciary duties under applicable law, then GLDD may (A) furnish to the person making such Competing Proposal any non-public information relating to GLDD or afford to such person access to the business and records of GLDD, so long as (1) GLDD has entered into a confidentiality agreement with such person containing terms as to confidentiality that are, in the aggregate, no less restrictive of the counterparty than the terms set forth in the GLDD Confidentiality Agreement (as defined herein) are to Parent (“Acceptable Confidentiality Agreement”), and (2) GLDD provides to Parent copies of any such diligence materials and documents containing non-public information (that has not been previously provided to Parent) promptly (and in any event within twenty-four (24) hours) after providing such materials and documents by or on behalf of GLDD to such person and (B) participate in discussions or negotiations with the person making such Competing Proposal regarding such Competing Proposal.

GLDD will promptly (but in any event within twenty-four (24) hours) (i) advise Parent in writing of the receipt of any Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, (ii) keep Parent informed of all material developments or changes to material terms of any such Competing Proposal, inquiry or request and (iii) provide Parent with copies of any draft documentation to be entered into by GLDD or any subsidiary with the person proposing such Competing Proposal with respect to any such Competing Proposal or proposal.

For purposes of the Merger Agreement, “Competing Proposal” means, other than the Transactions, any proposal or offer from any person (other than Parent, Purchaser or any of their respective affiliates or representatives) relating to:

•

the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of more than twenty percent (20%) of the consolidated assets (based on fair market value or book value) of GLDD and its subsidiaries, taken as a whole;

•	the acquisition in any manner, directly or indirectly, by any person of more than twenty percent (20%) of the issued and outstanding Shares; or

•

any merger, combination, share exchange or similar transaction as a result of which GLDD Stockholders immediately prior to such transaction would own less than eighty percent (80%) of the outstanding voting power of the parent entity resulting from such transaction.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of “Competing Proposal” changed to fifty percent (50%)) that did not result from a material breach of the non-solicitation provisions in the Merger Agreement, made by any person that the GLDD Board (or a committee thereof) determines in good faith, after consultation with GLDD’s financial advisor and outside legal counsel, (including the certainty of value presented by such proposal and the likelihood of consummation), is more favorable to GLDD Stockholders from a financial point of view than the Transactions.

As described above, and subject to the provisions described below, the GLDD Board has unanimously made the recommendation that the stockholders tender their Shares to Purchaser pursuant to the Offer (the “GLDD Recommendation”), on the terms and conditions set forth in the Merger Agreement. Except as expressly permitted by the Merger Agreement, neither the GLDD Board nor any committee thereof may:

(a)	withdraw, withhold, qualify, modify or amend the GLDD Recommendation in any manner adverse to Parent, or publicly propose to do any of the foregoing;

(b)	approve, endorse or recommend a Competing Proposal or submit any Competing Proposal to a vote of GLDD Stockholders, or publicly propose to do any of the foregoing;

(c)

approve, recommend or allow GLDD to enter into (i) a contract to effect a Competing Proposal (such contract to effect a Competing Proposal, an “Alternative Acquisition Agreement”) or (ii) any agreement that provides for the terms of a Competing Proposal;

(d)	fail to include the GLDD Recommendation in the Schedule 14D-9 when disseminated to GLDD Stockholders;

(e)

following the commencement of any tender or exchange offer relating to securities of GLDD that constitutes a Competing Proposal, fail to issue a press release publicly announcing within ten (10) business days of such commencement that GLDD recommends rejection of such tender or exchange offer; or

(f)

if a Competing Proposal has been publicly disclosed, fail to affirm publicly the GLDD Recommendation following any reasonable written request by Parent within ten (10) business days after Parent’s written request therefor.

The actions described in the clauses (a) through (f) are referred to in this Offer as a “Change of GLDD Recommendation”.

However, prior to the Acceptance Time and in response to a Superior Proposal received by GLDD after the date of the Merger Agreement, the GLDD Board (or any committee thereof) may make a Change of GLDD Recommendation or terminate the Merger Agreement in accordance with its terms to enter into an Alternative Acquisition Agreement only if:

(a)

(i) a written, bona fide Competing Proposal is made to GLDD by a third person (that did not result from a material breach of the non-solicitation provisions of the Merger Agreement), and (ii) the GLDD Board (or a committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failure to effect a Change of GLDD Recommendation or terminate the Merger Agreement would be likely to be inconsistent with the GLDD Board’s (or committee’s) fiduciary duties;

(b)

GLDD provides Parent prior written notice at least four (4) business days in advance of the intention to make a Change of GLDD Recommendation or terminate the Merger Agreement pursuant the terms thereof (a “Notice of Superior Proposal”), which notice must specify, among other things, (A) the material terms and conditions of the Superior Proposal (including the person making such proposal), and (B) the intention of the GLDD Board (or a committee thereof) to effect a Change of GLDD Recommendation or terminate the Merger Agreement;

(c)

if requested by Parent, GLDD has, and has instructed its Representatives to be reasonably available to have, negotiated in good faith with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least four (4) business days following receipt by Parent of such Notice of Superior Proposal; and

(d)

taking into account any changes to the terms of the Merger Agreement proposed by Parent, the GLDD Board (or a committee thereof) has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Competing Proposal would constitute a Superior Proposal if such changes proposed in writing by Parent were to be given effect and that the failure to effect a Change of GLDD Recommendation or terminate the Merger Agreement would reasonably be likely to be inconsistent with its fiduciary duties.

Any amendment to the consideration to be paid to GLDD Stockholders under such Superior Proposal or any amendment of any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new notice period (provided such period shall be three (3) business days following such new notice rather than four (4) business days)).

In addition, the GLDD Board (or a committee thereof) may effect a Change of GLDD Recommendation described in clause (a) or clause (f) of the definition thereof in response to a material event or change arising after the date of the Merger Agreement, that was neither known to, nor reasonably foreseeable by, the GLDD Board prior to the date of the Merger Agreement (an “Intervening Event”) if and only if:

(a)

the GLDD Board (or a committee thereof) determines in good faith, after consultation with GLDD’s outside legal counsel, that the failure of the GLDD Board (or a committee thereof) to effect a Change of GLDD Recommendation would reasonably be likely to be inconsistent with its fiduciary duties;

(b)

GLDD provides Parent prior written notice at least four (4) business days in advance of GLDD’s intention to make a Change of GLDD Recommendation (a “Notice of an Intervening Event”), which notice must specify, among other things, a description of the Intervening Event and the reasons for a Change of GLDD Recommendation;

(c)

if requested by Parent, GLDD has, and has instructed the Representatives to be reasonably available to have, negotiated in good faith with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least four (4) business days following receipt by Parent of such Notice of an Intervening Event; and

(d)

taking into account any changes to the terms of the Merger Agreement proposed by Parent in writing to GLDD, the GLDD Board (or a committee thereof) has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that even if such changes proposed in writing by Parent were to be given effect, the failure to effect a Change of GLDD Recommendation would reasonably be likely to be inconsistent with its fiduciary duties.

The Merger Agreement does not prohibit GLDD from (i) complying with Rules 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including from making any related required disclosure to GLDD Stockholders or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to GLDD Stockholders if GLDD determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties or that such disclosure is otherwise required under applicable law.

Appropriate Action; Consents; Filings. GLDD, Parent and Purchaser have agreed to, and to cause their respective affiliates to, use their respective reasonable best efforts to take all actions necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, the Offer, the Merger and the Transactions, including:

(a)

promptly obtaining all actions or nonactions, consents, Permits, waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the Transactions;

(b)

as promptly as practicable, and in the case of all filings required under the HSR Act within fifteen (15) business days after the date of the Merger Agreement, make all registrations and filings with any governmental entity under any applicable antitrust or foreign investment laws necessary or advisable in connection with the consummation of the Transactions;

(c)

seek to resolve objections or assertions a governmental entity may express regarding the Merger Agreement or the Transactions, which, however, shall not require Parent or any of its affiliates to litigate any challenge to the Merger Agreement or the Transactions; and

(d)	execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

In furtherance of the preceding obligations, Parent will promptly take (and shall cause each of its affiliates to take) any and all actions necessary or reasonably advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents under any laws that may be required by any foreign or U.S. federal state or local governmental entity so as to enable the parties to consummate the Transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, the sale, license, divestiture, disposition or holding separate of, such assets or businesses of Parent, Purchaser, GLDD, the Surviving Corporation or any of their respective affiliates as may be required or advisable to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions (each, a “Remedial Action”); provided, however, none of Parent or any of its affiliates or GLDD or any of its subsidiaries shall be required to take or agree to take any Remedial Action that: (i) is not conditioned upon the Closing or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries after giving effect to the Transactions, taken as a whole. For purposes of the foregoing proviso, “Parent and its subsidiaries after giving effect to the Transactions” shall be deemed to have the size, financial condition and results of operations of GLDD and its subsidiaries prior to the consummation of such transactions.

Neither Parent nor Purchaser, directly or indirectly, through one or more of their respective affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the Offer Conditions or Closing conditions contained in the Merger Agreement or the consummation of the Transactions.

GLDD will, and will cause its subsidiaries to, use reasonable best efforts to cooperate with Parent to obtain any consents or waivers from third parties (other than governmental entities) that are required in connection with the Transactions. However, GLDD and its subsidiaries will not be required to (i) pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the Transactions under any contract or otherwise or (ii) agree to any material term or other action imposed, required or requested by any governmental entity, unless such term or other action imposed is binding on GLDD or any of its controlled affiliates only after the Closing occurs.

GLDD, Parent and Purchaser will:

(a)	give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any governmental entity with respect to the Transactions;

(b)	keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and

(c)

promptly inform the other parties of any communication to or from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other governmental entity regarding the Transactions.

Each of GLDD, Parent and Purchaser will consult and cooperate with the other parties and Parent will consider in good faith the views of GLDD in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental entity in connection with the Transactions.

Directors & Officers Indemnification and Insurance. The Merger Agreement provides that Parent will, and will cause the Surviving Corporation to, to the fullest extent permitted by appliable law, indemnify, defend and hold harmless each current or former director or officer of GLDD or any of its subsidiaries, each fiduciary under benefit plans of GLDD or any of its subsidiaries and each such person who performed services at the request of GLDD or any of its subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses (including reasonable attorneys’ fees and expenses) arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer or fiduciary under benefit plans or performed services at the request of GLDD or any of its subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights pursuant to the terms of the Merger Agreement.

GLDD will be permitted to, prior to the Effective Time, obtain a prepaid insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than GLDD’s directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement; provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of 300% of the annual premium paid by GLDD for coverage in its last full fiscal year for such insurance. If GLDD fails to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6)-year period thereunder are being adjudicated) the D&O Insurance in effect as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in GLDD’s policies in effect as of the date of the Merger Agreement, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six (6)-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in GLDD’s policies in effect as of the date of the Merger Agreement.

For not less than six (6) years from and after the Effective Time, the organizational documents of the Surviving Corporation and each subsidiary will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in GLDD’s and its subsidiaries’ organizational documents. The contractual indemnification rights, if any, in existence on the date of the Merger Agreement with any of the directors, officers or employees of GLDD or its subsidiaries will be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

Employee Matters. During the period following the Effective Time and continuing until December 31, 2027, Parent will, or will cause its applicable subsidiary to, provide each nonunionized employee of GLDD and its subsidiaries who was such as of immediately prior to the Effective Time and who continues in such employment following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary and wages (whichever is applicable) that are no less favorable than the base salary and wages, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity (including threshold, target and maximum payout opportunities and, solely in respect of the 2026 performance year, applicable performance metrics), that is not less than the annual bonus opportunity (including threshold, target and maximum payout opportunities and applicable performance metrics) in effect for the applicable Continuing Employee as of immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any retention, change in control, and other one-time cash-based awards and one-time, special cash compensation programs), (iii) target long-term incentive compensation opportunities that are no less favorable than the target long term incentive compensation opportunities provided to each Continuing Employee immediately prior to the Effective Time under a GLDD Stock Plan, which may be provided in the form of equity or equity-based awards, cash-based awards, increases to base salary, or a combination thereof (including, at the discretion of Parent, shorter-term compensation opportunities with a substantially similar quantum of payment opportunities), (iv) severance benefits that are generally no less favorable than the severance benefits provided under GLDD’s existing severance policy or in an employment agreement between GLDD and its employees, as in effect as of the date of the Merger Agreement, and (v) other compensation and benefits (including, but not limited to, paid time off) that are substantially comparable in the aggregate to the other compensation and benefits provided to the applicable Continuing Employee as of immediately prior to the Effective Time.

From and after the Effective Time, Parent shall also, or shall cause one of its subsidiaries to, assume, honor and continue all of GLDD’s and its subsidiaries’ employment, individual consulting, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements, as well as collective bargaining agreements applicable to unionized employees, in each case, in accordance with their terms as in effect immediately prior to the Effective Time. Parent and its subsidiaries will also recognize and assume all liabilities with respect to accrued but unused sick leave, vacation or other paid time off as of immediately prior to the Effective Time for all Continuing Employees, and will allow Continuing Employees to use such accrued but unused sick leave, vacation or other paid time off in accordance with the plan, policy or agreement as in effect for the benefit of such Continuing Employee immediately prior to the Effective Time. In addition, Parent and its subsidiaries shall recognize and assume all liabilities for any amounts payable to Continuing Employees under any educational assistance or tuition reimbursement plan of GLDD to the extent a Continuing Employee has commenced a class or coursework eligible for assistance thereunder as of immediately prior to the Effective Time.

Parent has further agreed that, for fiscal years 2025 and 2026, it shall, or shall cause its applicable subsidiary to, provide each Continuing Employee who participated in GLDD’s annual bonus program for either such fiscal year with a payment (if unpaid as of the Effective Time) no less than the amount due under such program for the applicable fiscal year (in accordance with the threshold, target and maximum payout opportunities and applicable performance metrics as in effect with respect to the applicable performance year immediately prior to the Effective Time) at the normal payment timing (but no later than March 31) for the applicable year; provided, that in respect of the annual bonuses for fiscal year 2026, in the event of a Continuing Employee’s qualifying termination (as such term is described under GLDD’s severance plan) prior to the payment date of such employee’s annual bonus, the Continuing Employee will be entitled to receive a pro-rata payment of the Continuing Employee’s bonus for the period of time the Continuing Employee was actively employed during the 2026 performance year, calculated based on actual performance and payable at such time annual bonuses are paid to other employees of GLDD in the 2027 calendar year.

Parent will cause any employee benefit plans of Parent and its subsidiaries in which the Continuing Employees are entitled to participate after the Effective Time to take into account, for purposes of eligibility, level of benefits, entitlement to benefits, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to GLDD and its subsidiaries as if such service were with Parent or its subsidiaries. With respect to any health or welfare benefit plan maintained by Parent and its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate following the Effective Time, Parent will, and will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to (i) waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods to the same extent waived under the analogous GLDD benefit plan prior to the Effective Time, and (ii) give effect, in determining the satisfaction of any co-payments, deductibles and similar expenses, to any eligible expenses incurred under analogous GLDD benefit plans by such employees (and his or her eligible dependents) during the calendar year in which the Effective Time occurs.

Finally, if requested by Parent at least five (5) business days prior to the Effective Time, GLDD shall, or shall cause its subsidiaries to, validly adopt resolutions and take all actions necessary and appropriate to terminate all benefit plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Effective Time. If Parent requests for the 401(k) Plans to be terminated, prior to the Effective Time, Parent (i) shall take actions to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code, including rollovers of loans) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the applicable 401(k) Plan to a defined contribution retirement plan intended to qualify under Section 401(a) of the Code designated by Parent (the “Parent 401(k) Plan”) and (ii) shall ensure each Continuing Employee becomes a participant in the Parent 401(k) Plan as of the Effective Time (after giving effect to the service-crediting provisions described above).

Stockholder Litigation. GLDD will promptly notify Parent upon becoming aware of any litigation or proceeding commenced against it or any of its directors, officers or affiliates, relating to the Merger Agreement or the Transactions (the “Transaction Litigation”). GLDD will give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation at its own expense except that (i) GLDD will in any event control the defense, settlement or prosecution of any Transaction Litigation, and (ii) GLDD will not compromise, settle, or agree to compromise or settle any Transaction Litigation unless Parent will have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

Stock Exchange Delisting; Deregistration. Prior to the Effective Time, GLDD will reasonably cooperate with Parent and use its reasonable efforts to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Financing. Parent and Purchaser have agreed to use their reasonable best efforts to arrange and obtain the transaction debt financing as contemplated by Parent’s existing credit facility and the executed commitment letters (collectively, the “Debt Commitment Letter”) (the “Financing”) as soon as reasonably practicable and, in any event, no later than the Acceptance Time, on the terms and subject only to the conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter, including using reasonable best efforts to (i) enter into definitive agreements with respect to the Debt Commitment Letter, consistent in all material respects with the terms and conditions (as such terms may be modified or adjusted in accordance with the flex provisions contained in any fee letter executed in connection with the Debt Commitment Letter) contemplated therein (the “Definitive Debt Financing Agreements”), (ii) satisfy (or obtain a waiver of) on a timely basis all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent or Purchaser in the Debt Commitment Letter and the Definitive Debt Financing Agreements that are within Parent’s control, (iii) consummate and cause the lenders party to the Debt Commitment Letter to consummate the Financing at or prior to the Acceptance Time and (iv) enforce their rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements. Notwithstanding the foregoing, Parent and Purchaser may, as an alternative to arranging and obtaining the Financing, pursue, negotiate, execute and consummate one or more amendments, restatements or other modifications to the Parent Credit Agreement or other financing arrangements of Parent or Purchaser that provide financing in an amount sufficient to replace in full the Debt Commitment Letter (the “Replacement Financing”). Any Replacement Financing shall not be subject to any conditions precedent, representations, warranties, covenants or other terms that are, individually or in the aggregate, more burdensome or less favorable to GLDD than those contained in the Debt Commitment Letter. Parent and Purchaser have agreed not to, without the prior written consent of GLDD, agree to any amendments, supplements, replacements or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the definitive agreements relating to the Financing that (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fees) to an amount that is less than the amount required by the Merger Agreement, or (B)(1) imposes new or additional conditions precedent of the Financing, or (2) otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in the case of clauses (1) and (2), in a manner that would reasonably be expected to (I) delay, prevent or impede the ability of Parent and Purchaser to consummate the Transactions, (II) make the timely funding of the Financing contemplated by the Debt Commitment Letter (or satisfaction of the conditions precedent to the Financing) less likely to occur or (3) adversely impact the ability of each of Parent and Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided that, without the consent of GLDD, Parent and Purchaser may amend the Debt Commitment Letter (x) to add additional lenders, arrangers, bookrunners and agents in accordance with the terms thereof (as in effect on the date thereof) or (y) to implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Debt Commitment Letter). Parent has agreed to promptly deliver to GLDD copies of any such amendment, modification, supplement, waiver or replacement. Parent and Purchaser shall use their reasonable best efforts to maintain in effect the Debt Commitment Letter (including any Definitive Debt Financing Agreements) until the Transactions are consummated. Neither Parent nor Purchaser shall release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements except that Parent and Purchaser may terminate the Debt Commitment Letter (and any Definitive Debt Financing Agreement) without the prior written consent of GLDD upon the execution and effectiveness of the Replacement Financing or a definitive amendment to the Parent Credit Agreement that provides for such Replacement Financing, in each case, that meets the requirements set forth in this paragraph.

If any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter (other than pursuant to a termination due to the incurrence of the Replacement Financing), Parent and Purchaser have agreed to use their reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the fifth (5th) business day immediately preceding the then scheduled expiration of the Offer, arrange and obtain alternative financing, on terms and conditions (including any “flex” provisions) that are at least as favorable to GLDD in the aggregate as those contained in the Debt Commitment Letter, which shall not expand upon the conditions precedent or contingencies to the funding at the Acceptance Time of the Financing as set forth in the Debt Commitment Letter in effect on the date of the Merger Agreement or otherwise adversely affect the ability or likelihood of Parent and Purchaser to timely consummate the Transactions.

Parent and Purchaser have agreed to, and to cause their representatives to, upon GLDD’s request, keep GLDD informed as promptly as practicable in reasonable detail of the status of their efforts to arrange the Financing or any Replacement Financing. Without limiting the generality of the foregoing, Parent has agreed to (i) furnish GLDD complete, correct and executed copies of any amendments, waivers, supplements or other modifications to the Debt Commitment Letter or the Parent Credit Agreement promptly upon their execution and (ii) give GLDD prompt written notice and in any event within two (2) business days (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under the Debt Commitment Letter or the definitive agreements relating to the Financing or the Replacement Financing of which Parent or Purchaser becomes aware, (B) of any termination of the Debt Commitment Letter, (C) of the receipt of any written notice or other written communication from any person with respect to any (1) actual or potential default, breach, termination or repudiation of the Debt Commitment Letter, any definitive agreement relating to the Financing or any provision of the Debt Commitment Letter or the definitive agreements relating to the Financing or any Replacement Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Debt Commitment Letter or the definitive agreements relating to the Financing (other than disputes occurring as a part of the ordinary course of negotiating the Definitive Debt Financing Agreements) or any Replacement Financing, and (D) if for any reason Parent or Purchaser believe in good faith that they will not be able to obtain all or any portion of the Financing or any Replacement Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive agreements relating to the Financing or any Replacement Financing, as the case may be.

As required by the Merger Agreement, prior to the Acceptance Time and at Parent’s sole expense, GLDD has agreed to use its reasonable best efforts to provide Parent and Purchaser with the customary cooperation reasonably requested in connection with the Financing or any Replacement Financing. Such cooperation includes (i) making appropriate members of GLDD management available for a reasonable number of financing meetings, presentations, rating-agency discussions and due-diligence sessions, (ii) assisting with the preparation of customary lender and rating-agency materials, (iii) providing, within the timeframes required under the Merger Agreement and the Debt Commitment Letter, customary “know-your-customer” and anti-money-laundering information, (iv) providing the financial information required under the Debt Commitment Letter, (v) assisting, to the extent reasonably necessary, with Parent’s preparation of disclosure schedules and other financing deliverables and facilitating any collateral-related actions required to occur at Closing, (vi) taking corporate or organizational actions, effective only upon Closing, reasonably requested to permit the consummation of the Financing or any Replacement Financing, and (vii) delivering customary payoff, termination and lien-release notices with respect to GLDD’s existing indebtedness.

Neither the obtaining of the Financing nor any Alternative Financing is a condition to the Offer, subject to the Merger Agreement’s conditions to Closing.

Ownership and Control by United States Citizens. From date of the Merger Agreement to the Effective Time, Parent and Purchaser will each remain a citizen of the United States for purposes of owning and operating a vessel in the United States coastwise trade and engaging in dredging in the navigable waters of the United States.

Notes; ABL Credit Agreement. Prior to the Closing, if requested in writing by Parent with reasonable advance notice, GLDD will, and will cause its subsidiaries to, reasonably cooperate with Parent to, and use reasonable best efforts to, effect the conditional redemption at or after the Closing of the Notes (as defined herein) in accordance with the terms of the Notes and the Indenture, dated as of May 25, 2021, as amended, restated, modified and supplemented from time to time, among GLDD, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Indenture”, and the notes issued thereunder, the “Notes”).

GLDD will deliver to Parent a customary payoff letter with respect to the obligations under the Second Amended and Restated Revolving Credit and Security Agreement, dated as of July 29, 2022, as amended, restated, modified and supplemented from time to time, among Great Lakes Dredge & Dock Corporation and the other borrowers party thereto, as borrowers, each lender party thereto and PNC Bank, National Association, as agent (the “ABL Credit Agreement”) and any other indebtedness of GLDD at the Closing, in form and substance reasonably satisfactory to Parent (the “Payoff Letter”), at least one (1) business day prior to the Acceptance Time. At the Closing, Parent will repay, or cause to be repaid, on behalf of GLDD and its subsidiaries, the indebtedness of GLDD and its subsidiaries outstanding under the ABL Credit Agreement required to be repaid at the Closing in accordance with the Payoff Letter.

For additional information, please refer to GLDD’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Conditions to the Completion of the Offer and the Merger. The Offer Conditions are described in “The Tender Offer—Section 15. Conditions of the Offer.” In addition, each of Parent’s, Purchaser’s and GLDD’s respective obligations to consummate the Merger is subject to the satisfaction or mutual waiver at or prior to the Effective Time of the following conditions:

•

no governmental entity of competent jurisdiction having issued or entered any judgment, order, award, stipulation, settlement, injunction or decree that is in effect and enjoins or prohibits the consummation of the Merger; and

•	the Offer Closing having occurred.

Termination. The Merger Agreement may be terminated and abandoned, prior to the Acceptance Time in the following circumstances:

•	by the mutual written consent of GLDD and Parent;

•	by either GLDD or Parent:

•

if the Acceptance Time has not occurred on or before the Outside Date, except if on the Outside Date, the Competition Laws Condition and/or the Injunction Condition has not been satisfied or, to the extent permitted by law, waived, then the Outside Date shall automatically be extended to the date that is six (6) months after the date of the Merger Agreement, except that such termination right will not be available to any party if the failure of such party to perform any of its obligations under the Merger Agreement, primarily caused or resulted in the failure of the Acceptance Time to occur or the Offer or the Merger to be consummated on or before the Outside Date;

•

if the Offer Termination has occurred, except that the foregoing termination right will not be available to any party if the failure of such party to perform any of its obligations under the Merger Agreement primarily caused or resulted in the failure of any of the Offer Conditions of the conditions to the Merger to have occurred; or

•

if any governmental entity of competent jurisdiction has issued or entered any judgment, order, stipulation, settlement, injunction or decree that permanently enjoins or prohibits the Offer or the Merger, and such judgment, order, stipulation, settlement, injunction or decree has become final and non-appealable, except that the foregoing termination right will not be available to any party if the issuance or entering of such final and non-appealable judgment, order, stipulation, settlement, injunction or decree was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement.

•	by Parent:

•	following any Change of GLDD Recommendation; or

•

if (i) (A) there is a breach or inaccuracy of any of GLDD’s representations and warranties contained in the Merger Agreement, or (B) GLDD has failed to perform its covenants and agreements contained in the Merger Agreement, in either case such that the GLDD Representations Condition, the GLDD Performance Condition or the GLDD MAE Condition would not be satisfied, (ii) Parent has delivered to GLDD written notice of such breach, inaccuracy or failure to perform, and (iii) either such breach, inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days have elapsed since the date of delivery of such written notice to GLDD and such breach, inaccuracy or failure to perform has not been cured, except that the foregoing termination right will not be available to Parent if the breach or inaccuracy of the representations of Parent or Purchase contained in the Merger Agreement or Parent’s or Purchaser’s failure to perform its covenants contained in the Merger Agreement has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions or to materially delay the consummation of any of the Transactions.

•	by GLDD:

•	in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal;

•

if (i)(A) there is a breach or inaccuracy of any of Parent’s or Purchaser’s representations and warranties contained in the Merger Agreement, or (B) Parent or Purchaser fails to perform its covenants and agreements contained in the Merger Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Offer or the Merger, (ii) GLDD has delivered to Parent written notice of such breach, inaccuracy or failure to perform, and (iii) either such breach, inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days has elapsed since the date of delivery of such written notice to Parent and such breach, inaccuracy or failure to perform has not been cured, except that the foregoing termination right will not be available to GLDD if GLDD is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement such that the GLDD Representations Condition or the GLDD Performance Condition would not be satisfied; or

•

if (i) Parent or Purchaser has extended the Offer other than as permitted by the Merger Agreement, (ii) all the Offer Conditions have been satisfied or waived as of the expiration of the Offer and the Offer Closing does not occur on the date and at the time required by the Merger Agreement, or (iii) Parent or Purchaser have failed to accept for purchase all the Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the time period specified in the Merger Agreement, so long as, in each case, GLDD has notified Parent in writing of any such non-compliance and at least ten (10) business days have elapsed since the date of delivery of such written notice to Parent and such noncompliance has not been cured.

GLDD Termination Fee. GLDD will pay Parent or its designee a termination fee in an amount equal to approximately $36.86 million (the “GLDD Termination Fee”) in the following circumstances:

(a)	if the Merger Agreement is terminated by Parent because the GLDD Board has made a Change of GLDD Recommendation; or

(b)	if the Merger Agreement is terminated by GLDD in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal; or

(c)	if the Merger Agreement is terminated:

•

(i) (a) by Parent because GLDD has breached its representations and warranties contained in, or failed to perform its covenants under, the Merger Agreement or (b) by Parent or GLDD (I) if the Outside Date is reached and each Offer Condition has been satisfied (other than the Minimum Tender Condition), or (II) in connection with an Offer Termination (x) if Parent is able to terminate the Merger Agreement because GLDD has breached its representations and warranties contained in, or failed to perform its covenants under, the Merger Agreement and (y) each Offer Condition has been satisfied (other than the Minimum Tender Condition);

•

(ii) prior to the time of such termination, a Competing Proposal has been publicly disclosed or generally known to the public (and such Competing Proposal was not withdrawn prior to such termination); and

•

(iii) within twelve (12) months after such termination, GLDD enters into a definitive agreement to effect any Competing Proposal and such Competing Proposal is subsequently consummated (whether during or following such twelve (12) month period); provided that, for purposes of this the provision referred to in this bullet point and the preceding bullet point, all percentages in the term “Competing Proposal” will be changed to “50%”.

Except for liability for a willful and material breach of the Merger Agreement prior to any valid termination, Parent’s receipt of the GLDD Termination Fee will be the sole and exclusive monetary remedy of Parent and Purchaser and their affiliates or any of their related parties against GLDD or its subsidiaries or any of their related parties for any and all losses or damages suffered or incurred by Parent, Purchaser, or any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination of the Merger Agreement) and the Transactions (and the abandonment thereof).

Limitation on Remedies. In the event of the termination of the Merger Agreement and the abandonment of the Offer and the Merger in accordance with the provisions described above, the Merger Agreement will become void and of no effect with no liability to any party, except that no such termination will relieve any party from any damages resulting from actual and intentional fraud or a willful breach of the Merger Agreement prior to any termination, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity. In addition, certain sections of the Merger Agreement, including sections relating to termination, the GLDD Termination Fee and expenses and confidentiality, will survive termination.

Specific Performance. The parties to the Merger Agreement have agreed that if, for any reason, any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, irreparable damage would occur for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the Merger Agreement.

Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Transactions, including the Offer and the Merger are completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expense.

Amendment and Modification. The Merger Agreement may be modified or amended by written agreement executed and delivered by each of the parties to the Merger Agreement; provided that no amendment may be made after the Acceptance Time and that the provisions of the Merger Agreement to which the lenders under the Debt Commitment Letter and their respective representatives are third party beneficiaries may not be amended in any way adverse to such lenders or their representatives without the prior written consent of such lenders.

Governing Law. The Merger Agreement is governed by Delaware law.

Jurisdiction; Specific Enforcement. Any action, proceeding or claim arising out of or relating to the Merger Agreement or the Transactions will be brought exclusively in the Delaware Court of Chancery or, if that court lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware, provided that any action or claim against the lenders party to the Debt Commitment Letters or their affiliates or representatives arising out of or relating to the Merger Agreement or any of the Transactions must be brought in any state or federal court sitting in the State of New York.

Summary of the Confidentiality Agreements.

GLDD Confidentiality Agreement. On October 1, 2025, GLDD and Parent entered into the GLDD Confidentiality Agreement, pursuant to which Parent agreed, subject to certain exceptions, to keep confidential nonpublic and/or confidential information about GLDD or its businesses, affairs, assets, properties or prospects furnished in connection with a potential transaction. Pursuant to the GLDD Confidentiality Agreement, Parent also agreed to certain “standstill” restrictions for a period of one-year following the date of the GLDD Confidentiality Agreement (subject to immediate expiration under certain circumstances), including with respect to offers or proposals to acquire GLDD (other than offers and proposals submitted directly to the GLDD Board on a confidential basis) and acquisitions of ownership of securities of GLDD. Pursuant to the GLDD Confidentiality Agreement, Parent also agreed to customary non-solicitation restrictions and restrictions on contacting directors, officers or certain employees of GLDD for a period of eighteen (18) months following the date of the GLDD Confidentiality Agreement. Parent’s obligations under the GLDD Confidentiality Agreement will expire two (2) years after the date of the GLDD Confidentiality Agreement, except as set forth above or as otherwise provided therein.

Parent Confidentiality Agreement. On January 7, 2026, GLDD and Parent entered into the Parent Confidentiality Agreement (together with the GLDD Confidentiality Agreement, the “Confidentiality Agreements”), pursuant to which GLDD agreed, subject to certain exceptions, to keep confidential all information related to the financial statements of Parent and certain information designated by Parent with respect to Parent’s business or operations, in each case, in connection with a potential transaction. GLDD’s obligations under the Parent Confidentiality Agreement will expire two (2) years after the date of the Parent Confidentiality Agreement, except as otherwise provided therein.

This summary and description of the material terms of the Confidentiality Agreements does not purport to be complete and is qualified in its entirety by reference to the GLDD Confidentiality Agreement and the Parent Confidentiality Agreement, which are filed as Exhibit (d)(5) and Exhibit (d)(6) to the Schedule TO, respectively, and are incorporated by reference herein.

Summary of the Waiver Agreements and Retention Bonuses. Concurrently with the execution of the Merger Agreement, Parent and GLDD entered into a letter agreement with each of Lasse J. Petterson, GLDD’s Chief Executive Officer and President, Scott L. Kornblau, GLDD’s Chief Financial Officer and Senior Vice President, and Vivienne R. Schiffer, GLDD’s Senior Vice President, Chief Legal Officer and Chief Compliance Officer, pursuant to which each such executive has agreed, for a period of two (2) years following the Closing, to waive any right to claim “good reason” under their respective employment agreements with GLDD solely in respect of (i) the consummation of the Offer and/or the Merger and (ii) any change to their authorities, duties, responsibilities or reporting lines that reasonably result from GLDD becoming, by reason of the Offer and Merger, a subsidiary of Parent following the Effective Time and ceasing to be publicly traded.

Pursuant to the Waiver Agreements, each of Messrs. Petterson and Kornblau and Ms. Schiffer will be eligible to receive a retention bonus from Parent in the aggregate amount of $5,825,950, $1,240,800, and $1,093,400, respectively (the “Retention Bonuses”). Each Retention Bonus is payable in two (2) installments, with (i) one-half payable on December 31, 2026 and the remaining one-half payable on December 31, 2027, subject to continued employment through the applicable payment date for Mr. Petterson (except as described below), (ii) one-third payable on December 31, 2026 and the remaining two-thirds payable on December 31, 2027, subject to continued employment through the applicable payment date for Ms. Schiffer (except as described below) and (iii) one-third payable on December 31, 2026 and the remaining two-thirds payable on the second anniversary of the Closing to Mr. Kornblau, subject to continued employment through the applicable payment date for Mr. Kornblau (except as described below).

If, following the Closing, GLDD terminates the employment of Messrs. Petterson or Kornblau or Ms. Schiffer without “cause” (as defined in their applicable employment agreement) or any such executive resigns for “good reason” (as defined in their applicable employment agreement and modified as described below), in each case, while any portion of the Retention Bonus remains unpaid, pursuant to their Waiver Agreements, they will each be eligible to receive the unpaid portion of their Retention Bonuses upon such termination or resignation (in addition to any severance entitlements under their respective employment agreements), subject to their execution and non-revocation of a release of claims in favor of GLDD and Parent. Mr. Petterson’s Waiver Agreement also amends his employment agreement to (i) clarify he will receive full vesting credit for any performance-based vesting long-term incentive awards upon a termination of his employment other than for “cause” or resignation for “good reason,” in each case, within twenty-four (24) months following a “change in control” and (ii) provide that, for purposes of receiving full vesting credit of his equity awards upon a retirement, from and following December 31, 2027, he will be permitted to retire upon not less than six (6) months’ advance written notice, provided that he remains employed by GLDD for at least six (6) months after providing such notice (or his employment is terminated by GLDD without “cause” or he resigns for “good reason” within such timeframe). Mr. Kornblau’s and Ms. Schiffer’s Waiver Agreements also amend their employment agreements to provide that “good reason” includes a relocation of their primary place of employment outside of Houston, Texas. Further, each Waiver Agreement amends the applicable employment agreement to provide that (i) any non-renewal of such employment agreement will constitute a termination without “cause” by GLDD and (ii) failure by Parent to provide compensation and benefits consistent with its obligations under the Merger Agreement through December 31, 2027 will constitute “good reason” under the applicable employment agreement.

This summary and description of the material terms of the Waiver Agreements does not purport to be complete and is qualified in its entirety by reference to the Waiver Agreements, which are filed as Exhibits (d)(2) — (d)(4) to the Schedule TO and are incorporated in this document by reference.

Summary of Permission to Adopt a Retention Plan. In connection with the Merger Agreement, GLDD may adopt a retention plan to retain employees in connection with and following the Transactions, with terms to be agreed to between GLDD and Parent. The terms of which have not yet been determined.

12. PURPOSE OF THE OFFER AND PLANS FOR GLDD.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and all of the issued and outstanding Shares of, GLDD. Pursuant to the Merger, Parent will acquire all of the Shares not purchased pursuant to the Offer or otherwise. GLDD Stockholders who sell their Shares in the Offer will cease to have any equity interest in GLDD or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of the remaining GLDD Stockholders before effecting the Merger in accordance with Section 251(h) of the DGCL. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase pursuant to such offer, together with the stock otherwise owned by the corporation making the offer and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of GLDD Stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable on the same business day as the Acceptance Time (provided that all other conditions to closing have been satisfied or waived). Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for GLDD. At the Effective Time, the Second Amended and Restated Certificate of Incorporation of GLDD, as in effect immediately prior to the Effective Time, will be amended and restated to read in its entirety to be in the form of the certificate of incorporation of Purchaser, and to include the provisions required by the terms of the Merger Agreement (except with respect to the name of the Surviving Corporation and provisions naming the initial board of directors or the incorporator) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law and the applicable provision of the certificate of incorporation and bylaws of the Surviving Corporation. Immediately following the Effective Time, the Second Amended and Restated Bylaws of GLDD, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as the bylaws of Purchaser and to include the provisions required by the terms of the Merger Agreement (except with respect to the name of the Surviving Corporation), and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation. The board of directors of the Surviving Corporation will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of GLDD as of immediately prior to the Effective Time, in each case, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Promptly following the Effective Time, Parent anticipates that (i) Mr. Lasse J. Petterson will be appointed as a director and (ii) Mr. Jerald W. Richards will be appointed as Assistant Secretary of the Surviving Corporation. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Organizational Documents; Directors and Officers of the Surviving Corporation” above.

At the Effective Time, Purchaser will be merged with and into GLDD, whereupon the separate existence of Purchaser will cease, and GLDD will continue as the Surviving Corporation in the Merger. The common stock of GLDD will be delisted and will no longer be traded on Nasdaq, GLDD’s obligation to file periodic reports under the Exchange Act will be terminated, and GLDD will be privately held.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would relate to or result in (i) the acquisition by any person of additional securities of GLDD, the disposition of securities of GLDD, (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving GLDD or any of its subsidiaries, (iii) the purchase, sale or transfer of a material amount of assets of GLDD or any of its subsidiaries, (iv) any material change in GLDD’s capitalization, indebtedness or dividend policy or (v) any other material change in GLDD’s corporate structure or business.

As provided in the Merger Agreement, at the Closing, Parent will repay, or cause to be repaid, the indebtedness of GLDD and its subsidiaries under ABL Credit Agreement in accordance with the Payoff Letter and under the Notes and the Indenture in accordance with the Redemption Notice. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Notes; ABL Credit Agreement.” Following the Effective Time, GLDD will become a guarantor of Parent’s obligations under the Parent Credit Agreement and the PPN Agreement. See “The Tender Offer—Section 9. Source and Amount of Funds.”

Parent, GLDD and certain executive officers of GLDD have entered into letter agreements between each such executive, on the one hand, and Parent and GLDD, on the other hand, regarding certain of their terms of employment following the Effective Time. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Waiver Agreements and Retention Bonuses.” Further, the Merger Agreement addresses various matters affecting compensation and benefits of GLDD employees following the Effective Time, including the executive officers of GLDD. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Treatment of RSUs, GLDD DSUs, GLDD Stock Plans, and GLDD ESPP” and “—Employee Matters.”

13. CERTAIN EFFECTS OF THE OFFER.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Parent and Purchaser intend to consummate the Merger as promptly as practicable following the Acceptance Time.

Nasdaq Listing. The Shares are listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to and will cause GLDD to delist the Shares from Nasdaq.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above. See “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD.”

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by GLDD upon application to the Securities and Exchange Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause GLDD to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by GLDD to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report on Form 10-K to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to GLDD. Furthermore, the ability of “affiliates” of GLDD and persons holding “restricted securities” of GLDD to dispose of such securities pursuant to Rule 144 under the Securities Act, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14. DIVIDENDS AND DISTRIBUTIONS.

GLDD has not historically paid dividends to GLDD Stockholders, and GLDD’s ability to pay a dividend is restricted by agreements governing its debt, its bonding arrangements and the indenture governing its senior unsecured notes. The Merger Agreement provides that GLDD will not, during the Pre-Closing Period, without the prior written consent of Parent, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of GLDD (including the Shares), whether payable in cash, stock, property or a combination thereof. See “Section  11. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business by GLDD.”

15. CONDITIONS OF THE OFFER.

Purchaser’s obligation to accept for payment Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

(i)

The Minimum Tender Condition shall not have been satisfied. The “Minimum Tender Condition” means that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares owned, directly or indirectly, by Parent, Purchaser and any of their respective wholly-owned subsidiaries, shall equal at least one (1) Share more than a majority of the issued and outstanding Shares as of the expiration of the Offer;

(ii)

the waiting period (or any extensions thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger will not have expired or been terminated as of the expiration of the Offer (the “Competition Laws Condition”); or

(iii)	any of the following conditions exist or will have occurred and be continuing as of the Acceptance Time:

A.

any governmental entity of competent jurisdiction has issued or entered any judgment, order, award, stipulation, settlement, injunction or decree that is in effect and that enjoins or prohibits the making of the Offer or the consummation of the Offer or the Merger (the “Injunction Condition”);

B.

(1) any of the representations and warranties of GLDD in the Merger Agreement (other than the representations and warranties of GLDD set forth in Section 3.01(a), Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.10(b), Section 3.23 and Section 3.24 of the Merger Agreement), without regard to materiality or GLDD Material Adverse Effect qualifiers contained within such representations and warranties, will not have been true and correct in all respects at and as of the Acceptance Time, as though made on and as of such date (except to the extent such representations and warranties were expressly made as of a specified date, in which case as of such specified date), except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a GLDD Material Adverse Effect, (2) the representations and warranties of GLDD set forth in (x) the first, second and third sentences of Section 3.02(a), (y) Section 3.02(b), and (z) Section 3.02(d) of the Merger Agreement will not have been true and correct in all respects, except for inaccuracies that are de minimis, as of the Acceptance Time as if made at and as of the Acceptance Time (except to the extent such representations and warranties were expressly made as of a specified date, in which case as of such specified date), (3) the representations and warranties of GLDD set forth in Section 3.01(a), Section 3.01(b), the fourth sentence of Section 3.02(a), Section 3.23 and Section 3.24 of the Merger Agreement, if qualified by GLDD Material Adverse Effect will not have been true and correct in all respects and if not qualified by GLDD Material Adverse Effect will not have been true and correct in all material respects at and as of the Acceptance Time, as though made on and as of such date (except to the extent such representations and warranties were expressly made as of a specified date, in which case as of such specified date), and (4) the representations and warranties of GLDD set forth in Section 3.10(b) of the Merger Agreement will not have been true and correct in all respects as of the Acceptance Time as if made at and as of the Acceptance Time (except to the extent such representations and warranties were expressly made as of a specified date, in which case as of such specified date) (the “GLDD Representations Condition”);

C.

GLDD has not performed or complied in all material respects with its agreements and covenants contained in the Merger Agreement that are required to be performed or complied with by it at or prior to the Acceptance Time (the “GLDD Performance Condition”);

D.

Parent and Purchaser failed to receive a certificate signed on behalf of GLDD, by an executive officer of GLDD and dated as of the Acceptance Time, to the effect that the Offer Conditions set forth in clauses (B) and (C) above and clause (E) below have been satisfied;

E.	a GLDD Material Adverse Effect has occurred since the date of the Merger Agreement (the “GLDD MAE Condition”); or

F.	the Merger Agreement has been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition, the Competition Laws Condition, the Injunction Condition or the Termination Condition, which in each case may be waived by Purchaser only with the prior written consent of GLDD).

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by GLDD with the Securities and Exchange Commission and other information regarding GLDD, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of GLDD and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition to the HSR filing described below and filings under applicable antitrust laws, Parent, Purchaser and GLDD have agreed to use reasonable best efforts to, as expeditiously as reasonably practicable, (i) obtain all actions or nonactions, consents, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the Offer and the Merger, (ii) execute and deliver any additional instruments necessary or advisable to consummate the Offer and the Merger, and (iii) seek to resolve questions or objections, if any, as may be asserted by a governmental entity with respect to the Merger Agreement. The parties currently expect that no such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to GLDD’s or Parent’s business or that certain parts of GLDD’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 15. Conditions of the Offer.”

Antitrust. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the FTC, certain transactions may not be consummated until the acquiring and acquired persons have filed Notification and Report Forms containing certain information and documentary materials with the Antitrust Division and the FTC and statutory HSR waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the waiting period for a cash tender offer is fifteen (15) days from the date of filing by the acquiring person. The Antitrust Division and the FTC have discretion to grant early termination of the HSR waiting period for certain transactions upon request by the filing parties. The acquiring person has the option to voluntarily withdraw and re-file its Notification and Report Form to start a second 15-day waiting period, or the reviewing agency may issue a formal request for additional information and documentary material, in which case the waiting period is extended and will expire ten (10) days after the date on which both parties have certified substantial compliance with such request. Parent and GLDD submitted their respective HSR filings on March 3, 2026, and the waiting period will expire at 11:59 p.m. Eastern Time on March 18, 2026.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of the Purchaser’s proposed acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable to enforce the antitrust laws, including seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of GLDD, Purchaser, Parent or any of their respective subsidiaries or affiliates. Private parties and individual states of the United States may also bring legal actions under the antitrust laws of the United States or state antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent and GLDD do not believe that the consummation of the Offer and the Merger will violate applicable antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See “The Tender Offer—Section 15. Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, GLDD has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by GLDD and the consummation by GLDD of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of GLDD, and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of GLDD are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that approval by stockholders of a public constituent company in a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger, provided, however, among other things, that such offer may be conditioned on the tender of a minimum number or percentage of shares of stock, and such offer may exclude any “excluded stock” (as defined in Section 251(h) of the DGCL), which includes stock that is owned at the commencement of the offer by any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement, and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum

Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that GLDD will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and GLDD will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of GLDD Stockholders in accordance with Section 251(h) the DGCL. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—The Merger Closing and Effective Time” and “The Tender Offer—Section 12. Purpose of the Offer and Plans for GLDD—Merger Without a Stockholder Vote.”

Takeover Laws. Parent, Purchaser and GLDD have agreed to use reasonable best efforts (i) to take all action necessary so that no takeover statute is or becomes applicable to restrict or prohibit the Transactions and (ii) if any takeover statute is or becomes applicable to restrict or prohibit any of the foregoing, to grant such approvals and take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such takeover statute on the Transactions.

GLDD is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person or group who owns or has the right to acquire fifteen percent (15%) or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. The GLDD Board has approved the Merger Agreement and the Transactions, including the Offer and the Merger, and the restrictions on “business combinations” described in Section 203 of the DGCL are inapplicable to the Transactions, including the Offer and the Merger. In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. GLDD, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such takeover laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws.

GLDD is not aware of any other state takeover laws or regulations that are applicable to the Transactions and has not attempted to comply with any state takeover laws or regulations. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, the GLDD Board will grant such approvals and take such action are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or GLDD Stockholders, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. See “The Tender Offer—Section 15. Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to GLDD Stockholders in connection with the Offer. However, if the Offer is successful and the Merger is consummated, GLDD Stockholders and beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Purchaser accepts properly tendered Shares for purchase and not otherwise waived their appraisal rights), (ii) comply with the applicable requirements and procedures of Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their

Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value. If you choose to demand appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, and subject to withholding rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.All references in Section 262 of the DGCL and in this summary to a (i) “GLDD Stockholder” or a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. GLDD Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. GLDD Stockholders and beneficial owners of Shares should assume that GLDD will take no action to perfect any appraisal rights of any person.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. GLDD Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price (which is the same value as the Merger Consideration) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under the DGCL. Moreover, Parent, Purchaser and GLDD may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any GLDD Stockholder or beneficial owner of Shares who desires to demand appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to demand such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As discussed in the Schedule 14D-9, GLDD Stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:

(a)

within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to GLDD at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform

GLDD of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

(b)	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Purchaser accepts properly tendered Shares for purchase);

(c)	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

(d)	otherwise timely and strictly comply with the procedures of Section 262 of the DGCL.

Any GLDD Stockholder or beneficial owner of Shares who sells Shares in the Offer will not be entitled to demand appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as this Offer to Purchase and related Letter of Transmittal, as applicable.

The preservation and demand of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the Schedule 14D-9. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to demand appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to demand such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that GLDD Stockholders or beneficial owners of Shares demand appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to demand appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Parent and Purchaser have made no arrangements in connection with the Offer to provide GLDD Stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Going Private Transactions. The Securities and Exchange Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of GLDD for purposes of the Exchange Act, (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer), and (iii), in the Merger, stockholders will receive the same price per Share as paid in the Offer.

Litigation. As of the date of this Offer to Purchase, there are currently no pending legal proceedings relating to the Offer or the Merger.

17. FEES AND EXPENSES.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact GLDD Stockholders by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial GLDD Stockholders.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

GLDD will incur its own fees and expenses in connection with the Transactions.

18. MISCELLANEOUS.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) GLDD Stockholders in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Parent and Purchaser have filed with the Securities and Exchange Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Securities and Exchange Commission in the manner set forth in “The Tender Offer—Section 7. Certain Information Concerning GLDD—Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of GLDD Stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, GLDD or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Huron MergeCo., Inc.

Saltchuk Resources, Inc.

March 4, 2026

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND SALTCHUK HOLDINGS, INC. AND THEIR RESPECTIVE CONTROLLING CORPORATIONS

1. Huron MergeCo., Inc.

Huron MergeCo., Inc. is a Delaware corporation with its business address at Huron MergeCo., Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Purchaser is (206) 652-1111. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for any and all of the issued and outstanding Shares and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger. The following table sets forth information about the directors, executive officers, sole stockholder and ultimate parent corporation of Purchaser as of March 3, 2026.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President; Director United States	Mr. Mark Tabbutt serves as a Director and the President and Chairman of Parent and Saltchuk Holdings, Inc. (“Saltchuk Holdings”) and as a Director and the President of Purchaser. Mr. Tabbutt began working at the Saltchuk family of companies in 1995. He served as General Manager of Alaska for Totem Ocean Trailer Express from 1996 – 1999; President of Parent from 1999 – 2007; and was elected Chairman of Parent in 2007. He became a Director and the President and Chairman of Saltchuk Holdings upon its formation in December 2020. Mr. Tabbutt holds a Bachelor’s Degree from Whitman College, a Juris Doctor degree from the University of Puget Sound / Seattle University, and completed the Owner-President Managed Program, unit #32, of the Harvard Business School’s Executive Education Program.

Jerald W. Richards Treasurer & Assistant Secretary; Director United States	Mr. Jerald W. Richards serves as a Director and the Senior Vice President, Chief Financial Officer & Assistant Secretary of Parent, the Senior Vice President, Chief Financial Officer & Assistant Secretary of Saltchuk Holdings and as a Director, the Treasurer and the Assistant Secretary of Purchaser. Prior to joining Parent and Saltchuk Holdings in 2023, Mr. Richards held the position of Vice President and Chief Financial Officer at PotlatchDeltic Corporation, a publicly traded company headquartered in Spokane, Washington, for a decade. He also worked at Weyerhaeuser for eleven (11) years before that, including serving as the company’s Chief Accounting Officer for three (3) years. Mr. Richards holds a Bachelor’s Degree from Lewis & Clark College in Portland.

David R. Stewart Secretary; Director United States	Mr. David R. Stewart serves as a Director and Senior Vice President, General Counsel, Chief Ethics Officer & Secretary of Parent, Senior Vice President, General Counsel, Chief Ethics Officer & Secretary of Saltchuk Holdings and as a Director and the Secretary of Purchaser. Mr. Stewart joined Parent in 2022 following a year of public service in Washington DC, where he served as General Counsel for the U.S. Senate Committee on Commerce, Science, and Transportation. Prior to that, Dave served as the Chief Investment Officer and General Counsel of Copper Leaf, a diversified family investment fund, from 2019 through 2021 and the EVP, General Counsel, and Strategic Advisor, Philanthropy for Vulcan from 2012 through 2018. Dave graduated from Harvard College and earned law degrees from the University of California, Berkeley, and the University of Edinburgh in Scotland.

Colleen Rosas Director United States	Ms. Colleen Rosas serves as a Director and the Senior Vice President, Human Resources of Parent, as a Director of Purchaser, and as Senior Vice President, Human Resources of Saltchuk Holdings. Ms. Rosas joined Parent in 2014 from subsidiary Foss Maritime where she served as the Vice President of Human Resources. She became the Senior Vice President, Human Resources of Saltchuk Holdings upon its formation in December 2020. Her professional background includes 20+ years of Human Resources leadership in a variety of industries including retail, hospitality, manufacturing, architecture, and healthcare. Ms. Rosas joined the Saltchuk family of companies after spending four (4) years with Swedish Health Services, where she provided strategic Human Resources leadership for one of the largest physician groups in the U.S. Prior to joining Swedish, she was the Director of Human Resources for a large architectural firm, with offices throughout the United States and China. She has had the distinction of earning “Best Company to Work For” designations in many of her prior roles. Ms. Rosas received her Bachelor of Arts in Business Administration with a concentration in Human Resources Management from Western Washington University, and is certified as a Senior Professional in Human Resources (SPHR).

Saltchuk Resources, Inc., a Washington corporation	Saltchuk Resources, Inc. is the parent and sole stockholder of Purchaser. Refer to “2. Saltchuk Resources, Inc.” below for further information.

Saltchuk Holdings, Inc., a Washington corporation	Saltchuk Holdings is the corporation ultimately in control of Purchaser.

The common business address and telephone number for all the directors and executive officers of Purchaser are as follows: Huron MergeCo., Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

2. Saltchuk Resources, Inc.

Saltchuk Resources, Inc. is a Washington corporation with its business address at Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Parent, through its subsidiary business units and operating companies, provides air cargo, marine services, energy distribution, domestic shipping, international shipping and logistics services. The following table sets forth information about the directors, executive officers and sole shareholder of Parent as of March 3, 2026.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President and Chairman; Director United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Jerald W. Richards Senior Vice President, Chief Financial Officer & Assistant Secretary; Director United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

David R. Stewart Senior Vice President, General Counsel, Chief Ethics Officer & Secretary; Director United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Colleen Rosas Senior Vice President, Human Resources; Director United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Brian Reid Vice President, Controller & Assistant Treasurer United States	Mr. Brian Reid serves as the Vice President, Controller & Assistant Treasurer of Parent and Saltchuk Holdings. Mr. Reid joined Parent and Saltchuk Holdings in 2021. He was previously the Corporate Controller of Saltchuk Marine from 2019 through 2021. Prior to Parent and Saltchuk Holdings, he worked at Esterline, a global aerospace manufacturer, in a variety of finance and accounting roles from 2009 through 2019. Mr. Reid graduated from Washington State University with a degree in accounting.

Christopher Coakley Vice President, Government Affairs United States	Mr. Christoper Coakley serves as the Vice President, Government Affairs of Parent and Saltchuk Holdings. Prior to joining Parent in 2012 (and Saltchuk Holdings upon its formation in December 2020), Mr. Coakley spent four (4) years as vice president of legislative affairs for the American Waterways Operators, an industry association representing the U.S. tugboat, towboat, and barge industry, and for the three (3) prior years he served as vice president for AWO’s Atlantic Region. Before joining AWO, Mr. Coakley was a government affairs associate at the law firm of Preston Gates Ellis & Rouvelas Meeds. For three (3) years immediately following college, he worked in the office of Democratic Leader Richard Gephardt (D-MO) in the House of Representatives. Mr. Coakley received his Master’s Degree in transportation policy, operations, and logistics from the

School of Public Policy at George Mason University. A graduate of Colby College, he also studied at the London School of Economics and was an intern at the British Parliament. Following college graduation, he participated in the “Business Bridge” program in accounting, finance, and marketing at Dartmouth University’s Tuck School.

Elizabeth Joy Vice President, Finance & Treasurer United States	Ms. Elizabeth Joy serves as the Vice President, Finance & Treasurer of Parent and Saltchuk Holdings. Ms. Joy joined Parent in November 2023. Before joining Parent and Saltchuk Holdings, Ms. Joy gained broad finance experience through a career with companies such as Chase Manhattan Bank, Microsoft, Vulcan, and, most recently, Dell Technologies, where she served from 2014 through 2023. She has held progressive roles in banking, treasury, sales operations and finance, planning & analysis (FP&A). Ms. Joy is a Yale University graduate and earned her MBA at UC Berkeley’s Haas School of Business.

Michael G. Dannenberg Vice President, Corporate Development & Strategy United States	Mr. Michael G. Dannenberg serves as the Vice President, Corporate Development & Strategy of Parent and Saltchuk Holdings. Mr. Dannenberg joined Parent in October 2020, becoming Vice President, Corporate Development & Strategy of Parent and Saltchuk Holdings on April 1, 2024. Prior to joining Parent, Mr. Dannenberg held roles in both investment banking and corporate finance. Mr. Dannenberg graduated from Macalester College with a degree in economics.

Becky Macko Vice President, Human Resources United States	Ms. Becky Macko serves as the Vice President, Human Resources of Parent and Saltchuk Holdings. Ms. Macko joined Parent and Saltchuk Holdings in November 2025. Ms. Macko gained broad human resources experience at companies such as the Walt Disney Company, where she worked for several business units, and most recently serving as Chief Human Resources Officer at NASA’s Jet Propulsion Laboratory. Ms. Macko graduated from Baker College and holds an MBA with a concentration in human resources management.

Saltchuk Holdings, Inc., a Washington corporation	Saltchuk Holdings is the corporation ultimately in control of Parent.

The common business address and telephone number for all the directors and executive officers of Parent are as follows: Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

3. Saltchuk Holdings, Inc.

Saltchuk Holdings, Inc. is a Washington corporation with its business address at Saltchuk Holdings, Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Saltchuk Holdings, Inc. is the holding company for Saltchuk Resources, Inc. and its subsidiaries. The following table sets forth information about the directors and executive officers of Saltchuk Holdings, Inc. as of March 3, 2026.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President and Chairman; Director United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Jerald W. Richards Senior Vice President, Chief Financial Officer & Assistant Secretary United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

David R. Stewart Senior Vice President, General Counsel, Chief Ethics Officer & Secretary United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Colleen Rosas Senior Vice President, Human Resources United States	Refer to “1. Huron MergeCo., Inc.” above for further information.

Brian Reid Vice President, Controller & Assistant Treasurer United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Christopher Coakley Vice President, Government Affairs United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Elizabeth Joy Vice President, Finance & Treasurer United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Michael G. Dannenberg Vice President, Corporate Development & Strategy United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Becky Macko Vice President, Human Resources United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Scott Anderson Director United States	Mr. Scott Anderson serves as a Director of Saltchuk Holdings. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Prior to founding Cedar Grove, Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group. Before joining McCaw Cellular in 1986, he was engaged in private law practice. Scott received a Bachelor of Arts in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with the highest honors.

Timothy B. Engle Director United States	Mr. Timothy B. Engle serves as a Director of Saltchuk Holdings. He is a member of Vistage International and currently serves on the University of Washington Foster School of Business Dean’s Advisory Board and the board of The Commerce Bank of Washington. He served as President of Parent from 2007 to 2019. Before that, he was a Director of Foss Maritime Company and held positions in the San Francisco and Seattle offices. He also worked for TOTE Maritime Alaska for three (3) years. Mr. Engle holds a B.A. in Communication Studies from Seattle University, an MBA from the University of Washington, and completed the Owner/President Management Program of Executive Education at Harvard Business School.

Andrew W. Evans Director United States	Mr. Evans is the retired Chief Financial Officer of Southern Company, an electrical and natural gas utility holding company. He served as CFO from 2018 to 2021, with responsibility for investor relations, public reporting, information technology, cybersecurity, business development, and risk and capital deployment. Prior to that he served as Chairman, President and Chief Executive Officer of AGL Resources, Inc., the largest publicly traded gas distribution system in the U.S. During his 15 years at AGL, Mr. Evans served as Treasurer, CFO, and COO before becoming CEO. Prior to AGL, Mr. Evans worked at the Federal Reserve Bank of Boston, and at Mirant Corp, a global energy provider. Mr. Evans has served as chair of several philanthropic organizations, including the Grady Hospital Foundation and Zoo Atlanta. He is currently a trustee of Emory University and is a director of Georgia Power, Centuri Holdings, Inc., and Air Products and Chemicals, Inc.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Leslie Paul Goldberg Director United States	Mr. Leslie Paul Goldberg serves as a Director of Saltchuk Holdings. Mr. Goldberg is the founder and CEO of Pure Audio, Inc., a leading broadcast audio production facility in Seattle since 1996. For the past thirteen (13) years, Mr. Goldberg has served on the board of directors for the Evergreen State College Foundation. He has served on the board of directors for TVW.org since 2006. Mr. Goldberg graduated from The Evergreen State College with a Bachelor of Arts degree; he later went on to complete the Executive Education Program at the University of Washington Foster School of Business.

Brandon Pedersen Director United States	Mr. Brandon Pedersen serves as a Director of Saltchuk Holdings. Mr. Pedersen retired from Alaska Airlines in 2020 after nearly ten (10) years as CFO and sixteen (16) years as a member of the executive team. He brings his experience as a public company CFO and a “Big 4” audit partner to the board in the areas of strategy, risk management, and governance. He is active in the Seattle area, serving on the board of Northwest Harvest, and as an adjunct faculty member at the UW Foster School of Business teaches about leadership and the role of the board. He earned his Bachelor of Arts in Accounting and Economics from the University of Washington and is a licensed CPA.

Susan Mullaney Director United States	Ms. Susan Mullaney serves as a Director of Saltchuk Holdings. Ms. Mullaney currently serves as a Senior Advisor with The Boston Consulting Group, a position that she has held since 2023. She is the former President of Kaiser Permanente Washington, a nonprofit health plan providing high-quality, affordable health care to more than 681,000 members in Northwest, Central and Eastern Washington, Coastal and Olympic regions, and Puget Sound, where she served from 2016 through 2022. She served on the board of directors at the American Heart Association and the Oregon Hospital Association, where she served as board chairman in her final year. Ms. Mullaney received a master’s degree in Health Care Policy and Management from the University of Massachusetts, Amherst, and a Bachelor’s Degree from Eastern Connecticut State University. She is a member of the American College of Healthcare Executives. She represents Kaiser Permanente at the International Federation of Health Plans’ Executive Development Programme, which includes a respected cohort of global healthcare leaders.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Nicole Piasecki Director United States	Ms. Nicole Piasecki serves as a Director of Saltchuk Holdings. Ms. Piasecki retired from The Boeing Company in 2017 as the Vice President and General Manager of the Propulsion Systems Division of Boeing Commercial Airplanes. During twenty-five (25) years with The Boeing Company, she held a number of senior roles, from Senior Vice President of Business Development & Strategic Integration to President of Boeing Japan. Ms. Piasecki is the Chairman of the Seattle University Board of Trustees and a member of the board of directors of Weyerhaeuser. She earned her Bachelor of Science in Mechanical Engineering from Yale University and an MBA from the Wharton School of Business at the University of Pennsylvania, which included studies at the Keio Business School in Japan.

Romaine Seguin Director United States	Ms. Seguin brings 38 years of leadership experience from United Parcel Service, where her career began as a package delivery driver. Over four decades, she advanced to President of Global Freight Forwarding, demonstrating deep operational expertise and strategic vision. As President of UPS Europe, Africa, and the Middle East, she led 12 strategic acquisitions and their integration to expand UPS’ global network. Ms. Seguin is currently the Acting President of William Woods University. She currently resides in Fulton, Missouri.

Mark Sterrett Director United States	Mr. Mark Sterrett serves as a Director of Saltchuk Holdings. Mr. Sterrett is a Principal at Makai Advisory Services in Seattle, where he has served since 2019. Prior to that, he has worked at a variety of banks, including, most recently, MUFG Union Bank, N.A., where he served in 2019, and Bank of Hawaii, where he served in 2018 He brings to the board 15+ years of experience in corporate and commercial banking and deep knowledge of our companies as part of the Saltchuk Holdings shareholder group. Mr. Sterrett earned his Bachelor of Arts in Accounting from the University of Denver, is a CPA, and has completed the Management Program at the University of Washington as well as the Corporate Governance program through Kellogg Executive Education. He is a board member for the Ronald McDonald House Charities of Western Washington.

Denise G. Tabbutt Director United States	Ms. Denise G. Tabbutt serves as a Director of Saltchuk Holdings. Ms. Tabbutt has served on the Saltchuk Holdings Board of Directors as the Chair of Saltchuk Holdings’ Governance Committee since Saltchuk Holdings’ formation in 2020, and held similar positions at Parent from 2007 through Saltchuk Holdings’ formation in 2020. She has also served on the Board of Directors for SeaBear Smokehouse since 1996. Committed to education and youth development, Ms. Tabbutt joined the board of Seattle Nativity School, an independent middle school serving low-income students in the Seattle area, in 2020. She served on the board of Seattle Preparatory School from 2011 to 2018 and the Board of Trustees at Westside School from 2001 to 2013. In addition, Ms. Tabbutt was on the Whitman College Board of Overseers from 2011 to 2015. She was named to the Board of Trustees for Whitman College in 2015. She also served on the Board of YouthCare, a non-profit organization dedicated to ending youth homelessness, from 2010 to 2014. Ms. Tabbutt received a Bachelor of Arts in Psychology and French from Whitman College in 1987 and completed Finance for Senior Executives and the Executive Education Program from Harvard Business School in 2002.

The common business address and telephone number for all the directors and executive officers of Saltchuk Holdings, Inc. are as follows: Saltchuk Holdings, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

4. Security Ownership of Certain Beneficial Owners

As of March 3, 2026, none of Saltchuk Holdings, Parent, Purchaser, any majority-owned subsidiary of Saltchuk Holdings, Parent or Purchaser or, to the best knowledge of Saltchuk Holdings, Parent and Purchaser, any of the persons listed in this Schedule A or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Saltchuk Holdings, Parent, Purchaser or, to the best knowledge of Saltchuk Holdings, Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer, general partner, associate or majority owned subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

The Letter of Transmittal and any other required documents should be sent by each GLDD Stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:
Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

7 Penn Plaza

New York, New York 10001

(212) 929-5500

Email: tenderoffer@mackenziepartners.com

Stockholders, banks and brokers may call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885.